SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                  20549



                                 Form 8-K




          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



               Date of Report      March 3, 1998



               Registrant;
Commission     State of Incorporation          IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4100

ITEM 5    Other Events.

This report on Form 8-K includes the financial information listed below for:

Atlantic Energy, Inc.

Selected Financial Data (1997-1993)
Management's Discussion and Analysis of Financial Condition and Results of Operations (for the three years ended December 31, 1997, 1996 and 1995)
Report of Management
Report of Audit Committee
Independent Auditors' Report
Consolidated Statements of Income for the three years ended
   December 31, 1997, 1996 and 1995
Consolidated Balance Sheets as of December 31, 1997 and 1996 Consolidated Statements of Cash Flows for the three years ended
   December 31, 1997, 1996 and 1995
Consolidated Statements of Changes in Common Stockholders' Equity
   for the three years ended December 31, 1997, 1996 and 1995 Notes to Consolidated Financial Statements

Atlantic City Electric Company

Independent Auditors' Report
Consolidated Statements of Income for the three years ended
   December 31, 1997, 1996 and 1995
Consolidated Balance Sheets as of December 31, 1997 and 1996 Consolidated Statements of Cash Flows for the three years ended
   December 31, 1997, 1996 and 1995
Consolidated Statements of Changes in Common Stockholders' Equity
   for the three years ended December 31, 1997, 1996 and 1995 Notes to Consolidated Financial Statements
                                     i
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ITEM 5.  Other Events

SELECTED FINANCIAL DATA
Selected financial data for the Company and ACE for each of
the last five years is listed below.
Atlantic Energy, Inc.
                               1997         1996          1995        1994       1993
                                      (Thousands of Dollars)
Operating
Revenue                 $1,102,360    $  997,038*    $  958,054* $  913,039* $ 865,675*
Net Income             $   74,405    $   58,767     $   81,768  $   76,113  $  95,297
Basic and Diluted
Earnings per Average
Common Share                 $     1.42    $     1.12     $     1.55  $     1.41 $     1.80
Total Assets(Year-end)       $2,723,884    $2,670,762     $2,617,888  $2,542,385 $2,487,508
Long Term Debt and
 Redeemable Preferred
 Securities(Year-end)(b)     $1,131,260    $1,051,945     $1,032,103  $ 940,788 $  952,101
Capital Lease
Obligations
(Year-end)(b)                $   39,730    $   39,914     $   40,886   $  42,030 $   45,268

Common Dividends
 Declared                    $     1.54    $     1.54     $     1.54   $    1.54 $    1.535

Atlantic City Electric Company

                               1997         1996          1995        1994       1993
                                           (Thousands of Dollars)
Operating
Revenues                     $1,084,890  $  989,647*   $ 954,783*  $  913,226   $  865,799
Net Income                  $   85,747  $   75,017    $  98,752   $   93,174   $  109,026
Earnings for Common
Shareholder (a)             $   80,926  $   65,113    $   84,125  $   76,458   $   91,621
Total Assets (Year-end)     $2,436,755  $2,460,741    $2,459,104  $2,418,784   $2,363,584
Long Term Debt and
Redeemable Preferred
Securities(Year-end)(b)     $  937,694  $  926,370    $  951,603  $  924,788   $  937,101
Capital Lease
Obligations
(Year-end)(b)               $   39,730  $   39,914    $   40,877   $  42,030   $   45,268
Common Dividends
Declared (a)                $   80,857  $   82,163    $   81,239   $  83,482   $   81,347
(a)  Amounts shown as total, rather than on a per-share basis, since ACE is a wholly-owned subsidiary of the Company.
(b)  Includes current portion.
*Prior year amounts have been reclassified to conform to current year reporting

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            Management's Discussion and Analysis of Financial
                    Condition and Results of Operations

Atlantic Energy, Inc. (the Company, AEI or parent) merged with Delmarva Power & Light Company (DP&L) into a new company named Conectiv, Inc. (Conectiv) effective March 1, 1998. AEI is the parent of Atlantic City Electric Company (ACE), Atlantic Energy Enterprises, Inc. (AEE) and Atlantic Energy International, Inc.
(AEII) which are wholly-owned subsidiaries. In October 1997, the Company and DP&L entered into an agreement to form Conectiv Solutions,LLC., a limited liability corporation to market and sell offerings of energy, energy related services and other value-added services to large customers.

Financial Summary

Consolidated operating revenues for 1997, 1996 and 1995 were $1,102 million, $997 million and $958 million, respectively. The increase in 1997 revenues over 1996 is mostly due to increases in Wholesale Market Sales and Other Services revenues. The increase in 1996 revenues over 1995 reflects an increase in kilowatt hour sales and in annual Levelized Energy Clause (LEC) revenues.
These increases were offset in part by a $13.0 million revenue credit recorded as a result of stipulation agreements. Prior years consolidated operating revenues have been reclassified to conform to current year presentation. (See Operating Revenues under Results of Operations).

Consolidated basic and diluted earnings per share for 1997 were $1.42 on net income of $74.4 million compared to $1.12 on net income of $58.8 million in 1996 and $1.55 on net income of $81.8 million in 1995. The 1997 earnings primarily reflect reduced Operations and Maintenance expenses associated with the Salem outages which were offset by termination of employee benefit plan costs in anticipation of the merger and losses from nonutility investments. The 1996 earnings reflect charges resulting from provisions for rate refunds, write-downs of nonutility property, losses from nonutility investments and higher operations and maintenance expenses associated with the continuing outage at the Salem Station.
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The quarterly dividend paid on Common Stock was $.385 per share, or an annual rate of $1.54 per share. Information with respect to Common Stock is as follows:
                                   1997        1996       1995

Dividends Paid Per Share          $ 1.54      $ 1.54     $ 1.54
Book Value Per Share              $14.95      $15.00     $15.42
Annualized Dividend Yield           7.3%        9.0%       8.0%
Return on Average Common Equity     9.5%        7.4%       9.9%
Total Return (Dividends paid
 plus change in share price)       32.7%       (3.0)%     18.0%
Market to Book Value                142%         114%      125%
Price/Earnings Ratio                  15          15         12
Year End Closing Price-NYSE       $21.19      $17.13     $19.25

Merger

On August 12, 1996, the Boards of Directors of AEI and DP&L jointly announced an agreement to merge the companies into a new company named Conectiv. Conectiv, a newly formed Delaware corporation, became the parent of AEI's subsidiaries and the parent of DP&L and its subsidiaries effective March 1, 1998. See discussion on approvals below.

DP&L is predominately a public utility engaged in electric and gas service. DP&L provides retail and wholesale electric service to customers located in about a 6,000 square mile territory located in Delaware, eastern shore counties in Maryland and the eastern shore area of Virginia. DP&L provides gas service to retail and transportation customers in an area consisting of about 275 square miles in Northern Delaware, including the City of Wilmington.

The merger is to be a tax-free, stock-for-stock transaction accounted for under the purchase method of accounting with DP&L as the acquirer. Under the terms of the agreement, DP&L shareholders will receive one share of Conectiv's common stock for each share of DP&L common stock held. AEI shareholders will receive 0.75 shares of Conectiv's common stock and 0.125 shares
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of Conectiv's Class A common stock for each share of AEI common stock held.

On January 30, 1997, the merger was approved by the shareholders of both companies. Approvals have since been obtained from the Federal Energy Regulatory Commission (FERC), Delaware and Maryland Public Service Commissions, the Virginia State Corporate Commission, the Pennsylvania Public Utilities Commission, the Board of Public Utilities (BPU), and the Nuclear Regulatory Commission (NRC). The last and final approval was received from the Securities and Exchange Commission (SEC) on February 25, 1998. The merger became effective March 1, 1998.

Under the terms of the BPU's approval of the merger, approximately 75 percent or $15.75 million of ACE's total average projected annual merger savings will be returned to ACE's customers for an overall merger-related reduction of 1.7 percent.

The total consideration to be paid to the Company's common stockholders, measured by the average daily closing market price of the Company's common stock for the three trading days immediately preceding and the three days immediately following public announcement of the merger, is $921.0 million. The consideration paid plus estimated acquisition costs and liabilities assumed in connection with the merger are expected to exceed the net book value of the Company's net assets by approximately $200.5 million, which will be recorded as goodwill by Conectiv. The actual amount of goodwill recorded will be based on the Company's net assets as of the merger date and, accordingly, will vary from this estimate which is based on the Company's net assets as of December 31, 1997. The goodwill will be amortized over 40 years.

On June 26, 1997, the Company and DP&L jointly announced an enhanced retirement offer and separation program that will be utilized to achieve workforce reductions as a result of the merger. The Company and DP&L initially anticipated a combined loss of approximately 400 positions to accomplish the merger-related rate reductions to customers. This initial level of reductions will be achieved primarily through the DP&L early
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retirement and the Company's enhanced retirement programs.
Additional reductions are also anticipated to better align staffing requirements to skill and work process needs. The combined additional reductions could range between 250 to 350 positions. The total cost to the Company for these programs, as well as the cost of executive severance, employee relocation and facilities integration is estimated to range from $38 million to $43 million. ACE is required to recognize these costs through expense in accordance with GAAP. The actual cost to the Company and ACE will depend on a number of factors related to the employee mix as well as the actual number of employees who will be eligible for the enhanced retirement or separation programs.

In the fourth quarter of 1997, the Company recorded an expense of $23.6 million as a result of terminating certain benefit programs of the Company in anticipation of the merger. Termination of the plans resulted in charges of $10.0 million for a supplemental executive retirement plan, $6.3 million due to a pension plan curtailment, $3.8 million from the Equity Incentive Plan (EIP) and $3.5 million from other benefit plans and executive contract terminations. Refer to Note 5. in the Notes to the Consolidated Financial Statements for discussion of the effects on the defined benefit pension plan and the EIP.

Electric Utility Industry Restructuring and Stranded Costs

In April 1997, the BPU issued its Final Report containing findings and recommendations on the electric utility industry restructuring in New Jersey to the Governor and the State Legislature for their consideration. The recommendation for phase-in of retail choice to electric consumers calls for choice to 10% of all customers beginning October 1, 1998 and to 100% by July 1, 2000. The Report required each electric utility in the state to file complete restructuring plans, stranded cost filings and unbundled rate filings by July 15, 1997. The Report would allow utilities the opportunity to recover stranded costs on a case-by-case basis, with no guarantee of 100 percent recovery of eligible stranded costs.
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ACE filed its response to the BPU on July 15, 1997.  ACE's
restructuring plan met the BPU's recommendations for phase-in of retail electric access based on a first-come, first-served basis, proposing choice to 10% of all customers beginning October 1, 1998 and to 100% by July 1, 2000. Customers remaining with ACE will be charged a market-based electricity price beginning October 1, 1998. The restructuring plan included a two-phased approach to future rate reductions.

In an October 31, 1997 letter to the BPU, ACE added specificity to the framework set out in the restructuring plan with regard to steps ACE anticipates taking to meet the BPU's rate reduction and restructuring goals. First, specific, definable cost reductions of approximately 4% after 1998 were outlined. Further, ACE offered that an appropriate resolution of the merger proceedings will allow ACE to reduce its rates, due to the merger, approximately 1.25% upon consummation of the change in control. In addition, ACE's current estimate showed that, through the use of securitized debt for the full amount of stranded costs associated with its own generation assets, a further rate decrease of up to 2% was possible based on appropriate legislation and orders of the BPU with respect to securitization. Finally, ACE estimates that the results of good-faith negotiations with the nonutility generators could provide a reduction of up to an additional 1.75%. In summary, ACE outlined a total rate reduction of 9% by the end of the transition. On January 28, 1998, the BPU issued its Order establishing the procedural schedule regarding the restructuring plan. Under that order, hearings on the restructuring plan are to be completed by mid-May 1998. It is anticipated that the BPU will issue its final order during the summer of 1998.

Under the stranded cost filing, ACE specified its total stranded cost estimated to be approximately $1.3 billion, of which $911 million is attributable to above-market nonutility generation
(NUG) contracts. The remaining amount, approximately $415 million, is related to wholly- and jointly-owned generation investments. The stranded cost filing supports full recovery of stranded costs, which ACE believes is necessary to move to a
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competitive environment.  On February 5, 1998, the Company filed rebuttal testimony in the stranded cost filing. As part of the filing, the Company updated its stranded cost estimates for the effects of tax law changes in the State of New Jersey and to modify certain assumptions made in estimating the stranded costs. The total stranded costs in the rebuttal filing are approximately $1.2 billion with $812 million attributable to contracts and $397 million related to wholly- and jointly-owned generation investments. Determination of the stranded cost filing will be heard by the Office of Administrative Law. The Administrative Law Judge is expected to render a decision in May 1998. If ACE is required to recognize amounts as unrecoverable, ACE may be required to write down asset values, and such writedowns could be material.

ACE continues to meet the criteria set forth in SFAS 71 and has presented these financial statements in accordance therewith. (See Note 1 - Regulation - ACE). The Financial Accounting Standards Board (FASB), through the Emerging Issue Task Force
(EITF), has recently set forth guidance intended to clarify the accounting treatment of specific issues associated with the restructuring of the electric utility industry through EITF Issue No. 97-4, "Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statements No. 71, Accounting for the Effects of Certain Types of Regulation, and No. 101 Regulated Enterprises-Accounting for the Discontinuation of application of FASB Statement No. 71" (EITF No. 97-4)". The consensus reached in EITF No. 97-4 as to when an enterprise should stop applying SFAS 71 to a separable portion of its business whose pricing is being deregulated, is defined as "when deregulatory legislation or a rate order (whichever is necessary to effect change in the jurisdiction) is issued that contains sufficient detail for the enterprise to reasonably determine how the transition plan will effect the separable portion of its business" (e.g. generation).

Consensus was also reached "that the regulatory assets and regulatory liabilities that originated in the separable portion of an enterprise to which Statement 101 (SFAS 101," Regulated Enterprises-Accounting for the Discontinuance of Application of
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FASB Statement No. 71") is being applied should be evaluated on the basis of where (that is, the portion of the business in which) the regulated cash flows to realize and settle them, respectively, will be derived." Additionally, the "source of the cash flow approach adopted in the consensus should be used for recoveries of all costs and settlements of all obligation (not just for regulatory assets and regulatory liabilities that are recorded at the date Statement 101 is applied) for which regulated cash flows are specifically provided in the deregulatory legislation or rate order".

At this time ACE cannot predict, with certainty when it will stop applying SFAS 71 for its generation business. ACE also cannot predict the impacts for its generation business nor can it predict the impacts on its financial condition as a result of applying SFAS 101. The outcome will be dependent upon when a plan is approved and the level of recovery of stranded costs allowed by the BPU. If assets require a write-down as a result of the application of SFAS 101, ACE may need to record an extraordinary noncash charge to operations that could have a material impact on the financial position and results of operations of ACE.

Liquidity and Capital Resources

Atlantic Energy, Inc.

The Company's cash flows are dependent on the cash flows of its subsidiaries, primarily ACE. Principal cash inflows of the Company were dividends from ACE and proceeds from the Company's credit facility. Dividends from ACE were $80.9 million, $82.2 million and $81.2 million for the years 1997, 1996 and 1995, respectively. Cash inflows from the Company's credit facility
amounted to $15.9   million, $3.1 million and $34.5 million
during the years 1997, 1996 and 1995, respectively.

The Company has a $75 million revolving credit and term loan facility. The revolver is comprised of a 364-day senior revolving credit facility in the amount of $35 million and a
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three-year senior revolving credit facility in the amount of $40 million. Interest rates are based on senior debt ratings and on the borrowing option selected by the Company. As of December 31, 1997 and 1996, AEI had $53.5 million and $37.6 million outstanding, respectively, from this credit facility. This facility can be used to fund further reacquisitions of Company Common Stock and other general corporate purposes up until the effective date of the merger. At that time, a credit facility under Conectiv will provide financing for general corporate purposes.

Principal cash outflows of the Company are dividends to shareholders and disbursements to subsidiaries and affiliated companies in the form of capital contributions, loans and advances. Dividends to shareholders amounted to $80.9 million in 1997 and $81.2 million in 1996 and 1995. Net Disbursements to subsidiaries and affiliated companies amounted to $12.8 million, $1.2 million and $.5 million for the years ended 1997, 1996 and 1995, respectively.

During 1995, the Company reacquired and cancelled 1,625,000 shares for a total cost of $29.6 million with prices ranging from $17.625 to $18.875 per share. At December 31, 1996 and 1995, the
Company has reacquired and cancelled a total of 1,846,700 shares of its common stock at a cost of $33.5 million. The Company did not reacquire and cancel any shares under this program during 1996 and 1997. The Company's program to reacquire up to three million shares of the it's common stock outstanding will expire with the merger.

Agreements between the Company and its subsidiaries provide for allocation of tax liabilities and benefits generated by the respective subsidiaries. Credit support agreements exist between the Company and ATE and AGI.

Atlantic City Electric Company

ACE is a public utility primarily engaged in the generation, purchase, transmission, distribution and sale of electric energy. ACE's service territory encompasses approximately 2,700 square
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miles within the southern one-third of New Jersey with the
majority of customers being residential and commercial. Cash construction expenditures for 1995-1997 amounted to $268.6 million and included expenditures for upgrades to existing transmission and distribution facilities and compliance with provisions of the Clean Air Act Amendments of 1990. ACE's current estimate of cash construction expenditures for 1998-2000 is $207.6 million. These estimated expenditures reflect necessary improvements to generation, transmission and distribu-tion facilities.

On an interim basis, ACE finances construction costs and other capital requirements in excess of internally generated funds through the issuance of unsecured short term debt, consisting of commercial paper and notes from banks. As of December 31, 1997, ACE had authority to issue $150 million of short term debt, comprised of $100 million of committed lines of credit and $50 million on a when offered basis. At December 31, 1997, ACE had $77.9 million of unused short-term borrowing capacity. Short-term debt at December 31, 1997 decreased $9.3 million compared to December 31, 1996 and was used for general corporate purposes. This decrease is net of $16.4 million reclassified to noncurrent long-term debt due to the January 1998 issuance of medium term notes discussed below.

Permanent financing by ACE is undertaken through the issuance of long term debt and preferred stock, and from capital contributions by AEI. ACE's nuclear fuel requirements associated with its jointly-owned units have been financed through arrangements with a third party.

A summary of the issue and sale of ACE's long term debt and preferred securities for 1995-1997 is as follows:

(millions)                     1997       1996       1995
Medium Term Notes              $65          -        $105
Pollution Control Bonds         22.6        -          -
Cumulative Quarterly Income
 Preferred Securities            -         $70         -

The proceeds from these financings were used to refund higher cost debt, preferred stock, and for construction purposes. ACE may issue up to $150 million in long term debt to be used for construction, refundings and repayment of short term debt up through 2000. The provisions of ACE's charter, mortgage and debenture agreements can limit, in certain cases, the amount and type of additional financing which may be used. At December 31, 1997, ACE estimates additional funding capacities of $264.3 million of First Mortgage Bonds, or $489 million of preferred stock, or $110.8 million of unsecured debt. These amounts are not necessarily additive.

On July 30, 1997, ACE issued $22.6 million aggregate principal amount of variable rate, tax-exempt pollution control bonds in two separate series: $18.2 million Pollution Control Revenue Refunding Bonds, 1997 Series A due April 15, 2014 (Series A) and $4.4 million Pollution Control Revenue Refunding Bonds, 1997 Series B due July 15, 2017 (Series B). The Series A and the Series B bonds paid an initial weekly rate of 3.4% and 3.5%, respectively. Each subsequent rate is determined by the remarketing agent. The proceeds from the sale of the Series A and Series B bonds were applied to the September 2, 1997 redemption of $18.2 million aggregate principal amount of 7 3/8% Pollution Control Revenue Bonds of 1984, Series A and $4.4 million aggregate principal amount of 8 1/4% Pollution Control Revenue Bonds of 1987, Series B. Aggregate premiums paid for the September 2, 1997, redemption were $546,000 and $88,000, respectively.

During 1997, ACE issued and sold $65 million aggregate principal amount of unsecured Medium Term Notes. Primarily, the notes were sold to cover the December 1, 1997, redemption of $20 million principal amount of 7.5% First Mortgage Bonds due April 1, 2002 and $29.976 million principal amount of 7.75% First Mortgage Bonds due June 1, 2003. Aggregate premiums paid for the redemption of these bonds were $240,000 and $440,647, respectively.
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On January 12, 1998, ACE issued $85 million of Secured Medium
Term Notes, Series D maturing at January 2003 and January 2006. The Notes paid fixed interest rates of 6.0%, 6.2% and 6.2%. The net proceeds to be received by the Company from the issuance and sale of the Medium Term Notes will be applied to the repayment of outstanding short-term and long-term indebtedness, including the redemption of certain series of First Mortgage Bonds, Preferred Stock and unsecured short-term debt due in 1998.

Listed below is a schedule of redemptions of Preferred Stock and long term debt redeemed, acquired and retired or matured for the period 1995-1997.

Preferred Stock:
                             Shares
                    1997       1996       1995     Redemption
                                                      Price
      (Series)
  $8.20            200,000    200,000                $100.00
  $8.53                       120,000                 101.00
   7.52%                      100,000                 101.88
  $8.25                        50,000                 104.45
  $7.80                       460,500                 111.00
  $8.53                                   240,000     100.00
  $8.25                                     5,000     100.00
   Aggregate Amount
   (000)          $20,000     $98,876*    $24,500
*includes commissions and premiums

Long Term Debt:

    Date                 Series            Principal  Redemption
                                             Amount     Price %
                                                          (000)
September 1997       7-3/8% due             $18,200      103.00
September 1997       8-1/4% due               4,400      102.00
December 1997        7-1/2% due 2002         20,000      101.20
December 1997        7-3/4% due 2003         29,976      101.47
February 1996        5-1/8% due 1996          9,980      100.00
February 1996        5-1/4% due 1996          2,267      100.00
October 1995         9-1/4% due 2019         53,857      105.15
October 1995        10-1/2% due 2014            850      101.00

On May 1, 1997, ACE satisfied the sinking fund requirements of $100,000 for its 7-1/4% Debentures and on December 1, 1997 satisfied the sinking fund requirement of $75,000 of its 6 3/8% Pollution Control Series due December 1, 2006. Scheduled maturities and sinking fund requirements for long term debt and preferred stock aggregate $199.3 million for 1998-2002.

On April 1, 1997 ACE and other New Jersey utilities were required to pay excise taxes to the State of New Jersey. ACE paid $91.1 million funded through the issuance of short term debt with repayment of such debt occurring during the second and third quarters.

Atlantic Energy Enterprises, Inc.

AEE is a holding company which is responsible for the management of the investments in the nonutility companies consisting of:
Atlantic Generation, Inc. (AGI); Atlantic Southern Properties, Inc. (ASP); ATE Investment, Inc. (ATE); Atlantic Thermal Systems, Inc. (ATS); CoastalComm, Inc. (CCI) and Atlantic Energy Technology, Inc. (AET). Also, AEE has a 50% equity interest in Enerval, LLC, (Enerval) a company which provides energy management services, including natural gas supply, transportation and marketing.

As a service to Enerval, the other 50% owner enters into futures contracts on Enerval's behalf. As of December 31, 1997, this owner entered into natural gas futures contracts on behalf of
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Enerval for 9.3 million DTH at a price range of $1.90 to $3.20, through March 2000 in the notional amount of $21.2 million. The original contract terms range from one month to two years. Enerval's futures contracts hedge $21.7 million in anticipated natural gas sales. The counterparties to the futures contracts are the New York Mercantile Exchange and major over the counter market traders. The Company believes the risk of nonperformance by these counterparties is not significant. If the contracts had been terminated at December 31, 1997, $0.6 million would have been payable by Enerval for the natural gas price fluctuations.

AEE obtains funds for its investments and operating needs through advances from AEI and notes payable to ATE. Funds for AEE capital investments will be provided through issuance of ATE long term debt and equity investments by AEI up to the effective merger date.

Atlantic Generation, Inc.

AGI is engaged in the development, acquisition, ownership and operation of cogeneration power projects. AGI's activities through its subsidiaries are primarily represented by partnership interests in cogeneration facilities located in New Jersey. At December 31, 1997, total investments in these partnerships amounted to $18.7 million.

Atlantic Southern Properties, Inc.

ASP owns and manages two commercial office buildings and a warehouse facility located in Atlantic County, New Jersey with a net book value of $9.2 million at December 31, 1997. In 1996 a write-down of the carrying value of a facility of $0.8 million, net of tax was recorded to reflect the recognition of the diminished value due to the excess vacancy and a decline in the local commercial real estate market. This investment has been funded by capital contributions from AEI and borrowings under a loan agreement with ATE.
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ATE Investment, Inc.

ATE provides financing to affiliates and manages a portfolio of investments in leveraged leases. ATE has invested $80.4 million in leveraged leases of three commercial aircraft and two containerships. ATE along with an unaffiliated company joined together to create an equity limited partnership, EnerTech Capital Partners, L.P., (Enertech). Enertech invests in and support a variety of energy related technology growth companies. At December 31, 1997 ATE had invested $10.2 million in this partnership. Enertech accounts for its investment under the investment method of accounting. ATE obtained funds for its business activities and loans to affiliates through capital contributions from AEI and external borrowings. These borrowings include $15 million principal amount of 7.44% Senior Notes due 1999 and a revolving credit and term loan facility of up to $25 million. At December 31, 1997, $5.0 million was outstanding under this facility. ATE's cash flows are provided from lease rental receipts and realization of tax benefits generated by the leveraged leases. ATE has notes receivable, including interest, outstanding with ASP which totaled $10.3 million at December 31, 1997. ATE has established credit arrangements with AEE, of which $8.3 million was a receivable, including interest, at December 31, 1997.

Atlantic Thermal Systems, Inc.

ATS and its wholly-owned subsidiaries are engaged in the development and operation of thermal heating and cooling systems. ATS plans to make $125 million in capital expenditures related to district heating and cooling systems to serve the business and casino district in Atlantic City, New Jersey and has invested $84.8 million as of December 31, 1997. Construction for the Midtown Energy Center is complete and has been in a testing phase since October 1997. Commercial operation began January 1, 1998. ATS has obtained funds for its project development through a revolving credit agreement and term loan. ATS's $100 million credit facility was amended and restated to $143 million in October 1997. Up to $50 million of the available credit commitment can be used to establish letters
PAGE
of credit. As of December 31, 1997, $89.1 million was outstanding under this facility. Additional funding for the project came from $12.5 million from the proceeds of special, limited obligation bonds issued by the New Jersey Economic Development Authority (NJEDA). Proceeds from the sale were placed in escrow. The proceeds may be released to the ATS partnership and used to pay certain "qualified costs" subject to satisfaction of certain conditions. In November 1997, ATS satisfied the escrow release conditions and remarketed, through underwriters, $12.5 million principal amount, Series 1995 Thermal Energy Facilities Revenue Bonds due December 1, 2009 at variable rates of interest. Since issuance, the interest rates to the ATS partnership have ranged from 2.5% to 4.1%. In addition, the NJEDA issued an additional $18.5 million in limited obligation bonds which were sold, through underwriters, as Series 1997 Thermal Energy Facilities Revenue Bonds due December 1, 2031 at variable rates which have ranged from 2.5% to 4.1%. ATS applied $20.0 million of bond proceeds to reimburse it for certain qualifying costs incurred during construction of the Midtown Energy Center in Atlantic City, New Jersey. Proceeds of $11.0 million remained in escrow at December 31, 1997 pending verification of compliance with NJEDA qualifications.


ATS has agreements with six casinos in Atlantic City, New Jersey to operate their heating and cooling systems. As part of these agreements, ATS has paid $27.5 million in license fees for the right to operate and service such systems for a period of 20 years. ATS recorded $1.2 million in expense for these license fees which are recorded on the Consolidated Balance Sheet as License Fees and are being amortized to expense over the life of the contracts.

RESULTS OF OPERATIONS

Operating results of AEI as a consolidated group are dependent upon the performance of its subsidiaries, primarily ACE.
PAGE

Operating Revenues

Operating revenues increased 10.6% and 4.1% in 1997 and 1996, respectively. Electric revenues increased 8.1% and 3.0% in 1997 and 1996, respectively. Components of the overall operating revenue changes are shown as follows:
                                       1997         1996
(millions)
Base Revenues                          $  1.0       $ (8.9)
Refund Credits                             -         (13.0)
Levelized Energy Clause                  15.3         29.3
Kilowatt-hour Sales                      (4.1)        32.2
Unbilled Revenues                        11.8        (17.6)

Wholesale Market Sales                   70.2          1.9
Sales for Resale                        (16.9)         6.0
Other Services                           25.4         10.0

Other                                     2.6          (.9)
Total                                  $105.3       $ 39.0

The increase in Base Revenues for the current year reflects the $13.0 million refund to customers recorded in 1996 as the result of a stipulation agreement which was offset by the effects of ACE's BPU approved Off-Tariff Rate Agreements (OTRAs). OTRAs are special reduced rates offered by ACE to at-risk customers which aggregated $10.5 million and $3.5 million for the years ended December 31, 1997 and 1996, respectively. At-risk customers are customers who may choose to leave ACE's energy system because they have alternative energy sources available. The Refund Credits are the result of the October 22, 1996 stipulations for the $13.0 million settlement concerning the outages of the Salem Units and the alleged overrecovery of capacity costs from nonutility generation facilities. See Note 3 of the consolidated financial statements for further details regarding the stipulations.

LEC revenues increased in 1997 due to a rate increase of $27.6 million in July 1996. Changes in kilowatt-hour sales are discussed under "Billed Sales to Ultimate Utility Customers." Overall, the combined effects of changes in rates charged to customers and kilowatt-hour sales resulted in increases of 2.4% PAGE and 0.9% in revenues per kilowatt-hour in 1997 and 1996, respectively. The changes in Unbilled Revenues are a result of the amount of kilowatt-hours consumed by, but not yet billed to, ultimate customers at the end of the respective periods, which are affected by weather and economic conditions, and the corresponding price per kilowatt-hour.

Wholesale Market Sales represent bulk power sales, which are not subject to price regulation. ACE began making such sales in July 1996. Wholesale Market Sales and the related expenses were previously included in Other-Net, within Other Income on the Consolidated Statement of Income. (See Note 1 - Reclassification). The increase in 1997 sales represent an increase in bulk power sales due to a full year's operation as well as a result of ACE's strategy and development of a business opportunity.

The changes in Sales for Resale are a function of ACE's energy mix strategy, which in turn is dependent upon ACE's needs for energy, the energy needs of other utilities participating in the regional power pool of which ACE is a member, and the sources and prices of energy available. The decrease in the 1997 Sales for Resale is primarily due to a change in ACE's energy mix strategy, using Wholesale Market Sales to service previous Sales for Resale customers.

Other Services Revenues represent non-regulated energy services of ACE and revenues of AEE which were previously included in Other-Net, within Other Income on the Consolidated Statement of Income. Other Services Revenues increased significantly primarily reflecting ATS's casino heating and cooling service contracts and the growth of ACE's energy services programs. PAGE

Billed Sales to Ultimate Utility Customers

Changes in kilowatt-hour sales are generally due to changes in the average number of customers and average customer use, which is affected by economic and weather conditions. Energy sales statistics, stated as percentage changes from the previous year, are shown as follows:
                       1997                       1996

                        Avg     Avg#               Avg    Avg #
Customer Class  Sales   Use    of Cust     Sales   Use   of Cust
Residential     (3.7)% (4.6)%    1.0%       3.2%   2.4 %   0.8%
Commercial       1.3   (0.5)     1.8        3.0    2.0     1.0
Industrial       3.2    2.6      0.6        7.1    5.5     1.5
Total           (0.6)  (1.7)     1.1        3.6    2.8     0.8


The 1997 decrease in actual billed sales was due to unfavorable weather in 1997 and a lesser number of billing days in 1997 compared to 1996. The decrease in 1997 Residential sales was a result of above normal temperatures in the first quarter of 1997 and cooler than normal weather in late August and early September 1997. Casino expansions and construction around Atlantic City, New Jersey were significant contributors to commercial sales growth in 1997. The increased 1997 Industrial sales were primarily due to the impact of two customers that had previously been supplied by an independent power producer.

In 1996, the growth rate of actual billed sales increased significantly from 1995 due to an increase in the number of billing days and more favorable weather conditions. Sales growth was offset by cooler than normal summer weather conditions in 1996. Casino expansions and construction around Atlantic City, New Jersey were significant contributors to commercial sales growth in 1996. The increase in 1996 Industrial sales was primarily due to the impact of two customers, which began service in late 1996, that had previously been supplied by an independent power producer.
PAGE

Costs and Expenses

Total Operating Expenses for the Company increased 8.9% and 9.1% in 1997 and 1996, respectively. Operating expenses for ACE increased 8.5% in both 1997 and 1996. Included in these expenses are the costs of energy, purchased capacity, operations, maintenance, depreciation, state excise taxes and taxes other than income tax.

Operating Expenses

Energy expense reflects costs incurred for energy needed to meet load requirements, various energy supply sources used, wholesale market purchases and operation of the LEC. Changes in costs reflect the varying availability of low-cost generation from ACE-owned and purchased energy sources, and the corresponding unit prices of the energy sources used, as well as changes in the needs of other utilities participating in the Pennsylvania-New Jersey-Maryland Interconnection Power Pool. The cost of energy, except for the nonregulated purchases, is recovered from customers primarily through the operation of the LEC. Generally, earnings are not affected by recoverable energy costs because these costs are adjusted to match the associated LEC revenues. However, ACE had voluntarily foregone recovery of certain amounts of otherwise recoverable fuel costs through its Southern New Jersey Economic Initiative (SNJEI), thereby, reducing earnings through May 1996, as indicated below. Otherwise, in any period, the actual amount of LEC revenue recovered from customers may be greater or less than the actual amount of recoverable energy cost incurred in that period. Such respective overrecovery or underrecovery of energy costs is recorded on the Consolidated Balance Sheet as a liability or an asset as appropriate. Amounts from the balance sheet are recognized in the Consolidated Statement of Income within Energy expense during the period in which they are subsequently recovered through the LEC. ACE was underrecovered by $27.4 million and by $33.5 million at December 31, 1997 and 1996, respectively.
Energy expense increased 30.3% in 1997 primarily due to expenses associated with the first full year of activity in Wholesale Market Sales. Energy expense increased 17.4% in 1996 primarily due to the changes in the LEC effective July 17, 1996, permitting ACE to begin recovering over $35.3 million in previously deferred
energy costs.   Production related energy costs for 1996
increased 5.3% due to increased sales. As a result of implementing the SNJEI, after tax net income has been reduced by $2.7 million for 1996.

Purchased Capacity expense reflects entitlement to generating capacity owned by others. Purchased Capacity expense increased
2.7% in 1996. The increase reflects additional contract capacity supplied by nonutility power producers.

Operations expenses decreased 3.4% in 1997 and increased 9.9% in 1996. The decrease in 1997 reflects reductions in operations expense relating to the Salem outages. The 1996 increase reflects additional costs associated with Salem Station restart activities offset in part by a credit for the estimated 1995 Nuclear Performance Penalty.

Maintenance expense decreased 26.2% in 1997. This decrease reflects reductions in maintenance expenses relating to the Salem outage. Maintenance expense increased 28.8% in 1996 as a result of additional cost associated with the Salem Station restart activities, and increased maintenance initiatives.

Termination of Employee Benefits represents amounts recorded in December 1997 for the cost to terminate various pension and compensation plans in anticipation of the merger.

Other-Net within Other Income increased 20.6% in 1997, this was primarily due to a gain on the sale of property. Other-net decreased 29.5% in 1996 due to the net after-tax impacts of the write-down of the carrying value of ASP's commercial property of $1.2 million, the contingency loss for the sale of Binghamton Cogeneration facility of $2.5 million. Also included is a loss of $1.6 million from AEE's investment in Enerval due to a combination of unhedged gas sales agreements and higher spot PAGE market prices for gas.

Interest expense increased 2.2% in 1997 and 4.6% in 1996 due primarily to increased short-term debt borrowings.

Preferred Securities Dividend Requirements decreased 6.5% and
22.5% in 1997 and 1996, respectively, as a result of mandatory and optional redemptions.

Income Taxes

Federal Income Taxes increased 33.1% in 1997 and decreased 28.5% in 1996 as a result of the level of taxable income during those periods.

Salem Nuclear Generating Station

ACE is an owner of 7.41% of Salem Units 1 and 2, which are operated by PS. The Salem units represent 164 MWs of ACE's total installed capacity of 2,385.7 MWs. Salem Unit 1 has been out of service since May 16, 1995. Salem Unit 2, out of service since June 7, 1995 returned to service on August 30, 1997 and reached 100% power on September 23, 1997.

PS has advised ACE that the installation of Salem Unit 1 steam generators has been completed. The cost of purchasing and installing the steam generators, as well as the disposal of the old generators is $186 million, of which ACE's share is $13.8
million.   The unit is currently expected to return to service
near the end of the first quarter of 1998. Restart of Salem Unit 1 is also subject to NRC approval.

The Salem Station outages has caused ACE to incur replacement power costs of approximately $700 thousand per month per unit.
As previously discussed, ACE's replacement power costs for the current and recent outage, up to the agreed-upon return-to-service date of June 30, 1997 for Salem Unit 1 and December 31, 1996 for Salem Unit 2, will be recoverable in rates in ACE's 1997 LEC proceeding. Replacement power costs incurred after the PAGE agreed-upon return-to-service date for the Salem Station will not be recoverable in rates. ACE has incurred $10.2 million in non-recoverable replacement power costs to date related to Salem.

ACE entered into an agreement with PS for the purpose of limiting ACE's exposure to Salem's 1997 operation and maintenance (O&M) expenses. Pursuant to the terms of the agreement, ACE was obligated to pay to PS $10 million of O&M expense, as a fixed charge payable in twelve equal installments beginning February 1, 1997. ACE's obligation for any contributions, above the $10 million, to Salem 1997 O&M expenses up to ACE's estimated share of $21.8 million, is based on performance and directly related to the timely return and operation of the units. As a result of this Agreement, ACE agreed to dismiss the complaint filed in the Superior Court of New Jersey in March 1996 alleging negligence and breach of contract.

On February 27, 1996, the Salem co-owners filed a Complaint in United States District Court for the District of New Jersey against Westinghouse Electric Corporation, the designer and manufacturer of the Salem steam generators, under Federal and state statutes alleging fraud, negligent misrepresentation and breach of contract. The litigation is continuing in accordance with the schedule established by the court.

Other

The Energy Policy Act of 1992 permits the Federal government to assess investor-owned electric utilities that have ownership interests in nuclear generating facilities for the decontamination and decommissioning of Federally operated nuclear enrichment facilities. Based on its ownership in five nuclear generating units, ACE has a liability of $4.6 million and $5.3 million at December 31, 1997 and 1996, respectively, for its obligation to be paid over the next 12 years. ACE has an associated regulatory asset of $5.0 million and $5.7 million at December 31, 1997 and 1996, respectively. Amounts are currently being recovered in rates for this liability and the regulatory asset is concurrently being amortized to expense based on the annual assessment billed by the Federal government.

ACE is subject to a performance standard for its five jointly-owned nuclear units. This standard is used by the BPU in determining recovery of replacement energy costs when output from the nuclear units is reduced or not available. Underperformance PAGE results in penalties which are not permitted to be recovered from customers and are charged against income. According to a December 1996 stipulation agreement, the performance of Salem Units 1 and 2 shall not be included in the calculation of a nuclear performance penalty for the period each unit was taken out of service up to each unit's respective return-to-service date. The parties to the stipulation agreed that for the years 1995 and 1996, there will be no penalty under the nuclear performance standard. Additionally, ACE will not incur a nuclear performance penalty for 1997.

Year 2000 Disclosure

The Company's Information Technology Department (IT), through a Conectiv project team, has developed a strategy to address and correct the year 2000 problem (Y2K). An inventory of the Company's computer applications, hardware and system software and infrastructure has been completed. An initial assessment of these systems has been made as they relate to the Y2K. The project team's goal is to resolve Y2K related problems associated with core systems by the close of 1998. The Company has also contacted major vendors to review remediation of their Y2K issues. The Company estimates that approximately $3 million is necessary for IT to complete the scope of their responsibilities. The Company has not estimated the expected cost to complete this project in all other areas. The Company believes that it is taking the necessary steps to minimize the risk of an interruption of service to it's operations and customers.

Outlook

With the merger of AEI into a new company known as Conectiv the Company is focusing on the objectives of Conectiv which will be carried out by three strategic business units- Regulated Delivery, Energy Supply and Retail Businesses. The business units will provide services to the competitive regional marketplace aligning Conectiv's organization with the changing needs of its customers and markets. Regulated Delivery will focus on providing high value utility delivery service to customers. Energy Supply will maximize the value of generation, while managing the transition to a competitive generation market. The goal of the Retail businesses is to become a regional full-service company providing value-added products and services for the retail energy consumer which create customer loyalty and satisfaction.

The utility business will continue to be the primary factor influencing Conectiv's overall financial performance. For ACE, legislative changes in the regulated electric utility industry in New Jersey will have a significant impact on ACE's economic viability and ability to compete in the energy marketplace.
ACE's restructuring filing, which proposes customer choice starting October 1998, outlines a plan that could ultimately reduce rates by 9%. Achievement of such goals will depend upon the success of ACE's commitment to good-faith negotiations with independent power producers, as well as legislation to support securitization for the full amount of its stranded costs.

ACE's restructuring filing supports full recovery of stranded costs, which it believes is also necessary to move to a competitive environment. If ACE is required to recognize amounts as unrecoverable, ACE may be required to write down asset values, and such writedowns could be material.

ACE's generation business will be faced with the effects of competition in the very near term. ACE's retail prices are expected to be critical success factors in a competitive marketplace. At this time ACE cannot predict, with certainty when it will stop applying SFAS 71 for its generation business and cannot predict the impacts for its generation business or predict the impacts on its financial condition as a result of applying SFAS 101.

ACE's utility business will continue to be affected by regional economic trends and social initiatives, as well as the impacts of abnormal weather and inflation. Such regional economic trends are favorable and include the growth of Atlantic City and the gaming industry. Ongoing requirements for service reliability, and compliance with existing and new environmental regulations, will continue to cause additional capital investments to be made by ACE. ACE's planned construction budget is $324.8 million for the five year period beginning in 1998. ACE's ability to generate cash flows or access the capital markets may be affected by competitive pressures on revenues and income.

As of January 1, 1998 ATS's Midtown Energy Center began operations servicing casino-hotels within the city of Atlantic City. These operations are for phase 1 of a 5 phase plan to service customers in the "Midtown" section of the city. As of January 1, 1998, 78% of the capitalized costs for the Midtown Energy Center are in operation. ATS arose out of a business PAGE opportunity resulting from the combination of casino growth and expansion and state environmental and regulatory changes. ATS has undertaken additional projects and continues to explore opportunities locally and throughout the United States. All of AEE's businesses will be blended into Conectiv's strategic plans and current businesses and investments will be evaluated to support corporate objectives.

The merger is part of a wider trend in the utility industry toward consolidation and strategic partnerships in order to create larger, stronger companies for the onset of competition. The opportunities which will be derived from increased financial strength, improved management, efficiencies of operations and better utilization and coordination of existing and future facilities will provide Conectiv the strategic and operational opportunities to better meet the coming competitive environment.


Inflation

Inflation affects the level of operating expenses and also the cost of new utility plant placed in service. Traditionally, the rate making practices that have applied to ACE have involved the use of historical test years and the actual cost of utility plant. However, the ability to recover increased costs through rates, whether resulting from inflation or otherwise, depends upon both market circumstances and the frequency, timing and results of rate case decisions.

Other

The Private Securities Litigation Reform Act of 1995 (the Act) provides a new "safe harbor" for forward-looking statements to encourage such disclosures without the threat of litigation providing those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Forward-looking statements have been and will be made in written documents and oral presentation of AEI and its subsidiaries.
Such statements are based on managements beliefs as well as assumptions made by and information currently available to management. When used in AEI and subsidiary documents or oral presentation, the words "anticipate", "estimate", "expect", "objective" and similar expressions are intended to identify such PAGE forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: deregulation, and the unbundling of energy supplies and services; an increasingly competitive energy marketplace; sales retention and growth potential in a mature service territory and a need to contain costs; ability to obtain adequate and timely rate relief, cost recovery, including the potential impact of stranded costs, and other necessary regulatory approvals; federal and state regulatory actions; costs of construction; operating restrictions, increased cost and construction delays attributable to environmental regulations; controversies regarding electric and magnetic fields; nuclear decommissioning and the availability of reprocessing and storage facilities for spent nuclear fuel; licensing and regulatory approval necessary for nuclear and other operating station; and credit market concerns with these issues. AEI and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by AEI and its subsidiaries prior to the effective date of the Act.

ATLANTIC CITY ELECTRIC COMPANY AND SUBSIDIARY

The information required by this item is incorporated herein by reference from the following portions of AEI's Management's Discussion and Analysis of Financial Condition and Results of Operations, insofar as they relate to ACE and its subsidiary:
Financial Summary, Liquidity and Capital Resources - Atlantic City Electric Company, Results of Operations, Salem Nuclear Generating Station, Competition, Outlook, Inflation and Other. PAGE

REPORT OF MANAGEMENT-Atlantic Energy, Inc.

The management of Atlantic Energy, Inc. and its subsidiaries (the Company) is responsible for the preparation of the consolidated financial statements presented in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management made informed judgments and estimates, as necessary, relating to events and transactions reported.

Management has established a system of internal accounting and financial controls and procedures designed to provide reasonable assurance as to the integrity and reliability of financial reporting. In any system of financial reporting controls, inherent limitations exist. Management continually examines the effectiveness and efficiency of this system, and actions are taken when opportunities for improvement are identified. Management believes that, as of December 31, 1997, the system of internal accounting and financial controls over financial reporting is effective. Management also recognizes its responsibility for fostering a strong ethical climate in which the Company's affairs are conducted according to the highest standards of corporate conduct. This responsibility is characterized and reflected in the Company's code of ethics and business conduct policy.

The consolidated financial statements have been audited by Deloitte & Touche LLP, Certified Public Accountants. Deloitte & Touche LLP provides objective, independent audits as to management's discharge of its responsibilities insofar as they relate to the fairness of the financial statements. Their audits are based on procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement.

The Company's internal auditing function conducts audits and appraisals of the Company's operations. It evaluates the system of internal accounting, financial and operational controls and compliance with established procedures. Both the external auditors and the internal auditors periodically make recommendations concerning the Company's internal control structure to management and the Audit Committee of the Board of Directors. Management responds to such recommendations as appropriate in the circumstances. None of the recommendations made for the year ended December 31, 1997 represented significant deficiencies in the design or operation of the Company's internal control structure.

/s/ J. L. Jacobs
    J. L. Jacobs
Chairman and Chief Executive Officer

/s/ M. J. Barron
    M. J. Barron
Senior Vice President and Chief Financial Officer
February 2, 1998
PAGE

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised solely of independent directors. The members of the Committee are: Matthew Holden, Jr., Kathleen MacDonnell, Bernard J. Morgan and Harold J.
Raveche.  The Committee held four meetings during 1997.

The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent auditors, Deloitte & Touche LLP. The Committee discussed with the Company's internal auditors and Deloitte & Touche LLP, the overall scope of and specific plans for their respective activities concerning the Company. The Committee meets regularly with the internal and external auditors, without management present, to discuss the results of their activities, the adequacy of the Company's system of accounting, financial and operational controls and the overall quality of the Company's financial reporting. The meetings are designed to facilitate any private communication with the Committee desired by the internal and external auditors. No significant actions by the Committee were required during the year ended December 31, 1997 as a result of any communications conducted.


/s/ Matthew Holden, Jr.
    Matthew Holden, Jr.
Chairman, Audit Committee

February 2, 1998
PAGE

INDEPENDENT AUDITORS' REPORT


To the Shareholders and the Board of Directors of Atlantic Energy, Inc.:

We have audited the accompanying consolidated balance sheets of Atlantic Energy, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Atlantic Energy, Inc. and subsidiaries at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
    Deloitte & Touche LLP


February 2, 1998 (March 1, 1998 as to Note 4)
Parsippany, New Jersey
PAGE

Atlantic Energy, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars, in Thousands)                               December 31,
                                                  1997         1996
ASSETS
ELECTRIC UTILITY PLANT
 In Service:
  Production                                  $1,242,049   $1,212,380
  Transmission                                   383,577      373,358
  Distribution                                   763,915      731,272
  General                                        195,745      191,210
 Total In Service                              2,585,286    2,508,220
 Less Accumulated Depreciation                   934,235      871,531
 Utility Plant in Service-Net                  1,651,051    1,636,689
 Construction Work in Progress                    95,120      117,188
 Land Held for Future Use                          5,604        5,604
 Leased Property-Net                              39,730       39,914
                                               1,791,505    1,799,395

INVESTMENTS AND NONUTILITY PROPERTY
 Investment in Leveraged Leases                   80,448       79,687
 Nuclear Decommissioning Trust Fund               81,650       71,120
 Nonutility Property and Equipment-Net           105,356       46,147
 Other Investments and Funds                      53,859       53,550
                                                 321,313      250,504

CURRENT ASSETS
 Cash and Temporary Investments                   17,224       15,278
 Accounts Receivable:
  Utility Service                                 64,511       64,432
  Miscellaneous                                   42,034       32,547
  Allowance for Doubtful Accounts                 (3,500)      (3,500)
 Unbilled Revenues                                36,915       33,315
 Fuel (at average cost)                           29,242       29,682
 Materials and Supplies (at average cost)         20,893       23,815
 Working Funds                                    15,126       15,517
 Deferred Energy Costs                            27,424       33,529
 Prepaid Excise Tax                                3,804        7,125
 Other                                            14,349       11,354
                                                 268,022      263,094
DEFERRED DEBITS
 Unrecovered Purchased Power Costs                66,264       83,400
 Recoverable Future Federal Income Taxes          85,858       85,858
 Unrecovered State Excise Taxes                   45,154       54,714
 Unamortized Debt Costs                           44,947       44,423
 Deferred Other Post Employee Benefit Costs       37,476       32,609
 Other Regulatory Assets                          24,637       26,966
 License Fees                                     26,081       17,733
 Other                                            12,627       12,066
                                                 343,044      357,769

TOTAL ASSETS                                  $2,723,884   $2,670,762

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Atlantic Energy, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars, in Thousands)

                                                     December 31,
                                                  1997         1996
LIABILITIES AND CAPITALIZATION
CAPITALIZATION
COMMON SHAREHOLDERS' EQUITY
 Common Stock, no par value; 75,000,000
  shares authorized; issued and outstanding:
  1997 - 52,504,479; 1996 - 52,502,479        $ 563,460     $ 562,746
 Retained Earnings                              221,623       227,630
 Unearned Compensation                             -           (2,982)
 Total Common Shareholders' Equity              785,083       787,394
 Preferred Securities of ACE:
  Not Subject to Mandatory Redemption            30,000        30,000
  Subject to Mandatory Redemption                33,950        43,950
  ACE-Obligated Mandatorily Redeemable
   Preferred Securities of Subsidiary Trust
    Holding Solely Junior Subordinated
     Debentures of ACE                           70,000        70,000
 Long Term Debt                                 879,744       829,745
                                              1,798,777     1,761,089
CURRENT LIABILITIES
 Preferred Stock Redemption Requirement            -           10,000
 Capital Lease Obligation-Current Portion           653           702
 Long Term Debt-Current Portion                 147,566        98,250
 Short Term Debt                                 55,675        64,950
 Accounts Payable                                65,369        66,508
 Taxes Accrued                                    6,049         7,504
 Interest Accrued                                20,116        20,241
 Dividends Declared                              21,215        21,701
 Deferred Income Taxes                            1,888         3,190
 Provision for Rate Refunds                        -           13,000
 Other                                           23,995        20,853
                                                342,526       326,899

DEFERRED CREDITS AND OTHER LIABILITIES
 Deferred Income Taxes                          439,267       434,108
 Deferred Investment Tax Credits                 44,043        46,577
 Capital Lease Obligations                       39,077        39,212
 Accrued Other Post Retirement Employee
  Benefit Costs                                  37,476        32,609
 Other                                           22,718        30,268
                                                582,581       582,774

Commitments and Contingencies (Note 11)

TOTAL LIABILITIES AND CAPITALIZATION         $2,723,884    $2,670,762


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Atlantic Energy, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars, in Thousands, except per share amounts)
                                  For the Years Ended December 31,
                                     1997         1996         1995
OPERATING REVENUES
 Electric                         $1,061,986    $982,123     $953,137
 Other Services                       40,374      14,915        4,917
                                   1,102,360     997,038      958,054

OPERATING EXPENSES
 Energy                              293,457     225,185      191,766
 Purchased Capacity                  197,386     195,699      190,570
 Operations                          170,340     176,326      160,503
 Maintenance                          32,858      44,534       34,564
 Termination of Employee Benefit
  Plans                               23,559        -            -
 Depreciation and Amortization        83,950      81,595       79,232
 State Excise Taxes                  103,991     104,815      102,811
 Taxes Other Than Income               7,616      10,207        8,977
                                     913,157     838,361      768,423

OPERATING INCOME                     189,203     158,677      189,631

OTHER INCOME AND EXPENSE
 Allowance for Equity Funds Used
  During Construction                    815         879          817
 Other-Net                            14,598      12,100       17,155
                                      15,413      12,979       17,972

INTEREST CHARGES
 Interest Expense                     70,619      69,116       66,049
 Allowance for Borrowed Funds
  Used During Construction            (1,003)       (976)      (1,678)
                                      69,616      68,140       64,371

LESS PREFERRED SECURITIES DIVIDENDS
 REQUIREMENTS OF SUBSIDIARY           10,596      11,332       14,627

INCOME BEFORE INCOME TAXES           124,404      92,184      128,605

INCOME TAXES                          49,999      33,417       46,837

NET INCOME                         $  74,405    $ 58,767     $ 81,768

COMMON STOCK
Average Basic Shares
 Outstanding(000)                     52,281      52,299       52,595
Average Diluted Shares
 Outstanding(000)                     52,492      52,299       52,595
Basic and Diluted Earnings Per Share  $ 1.42       $1.12        $1.55
Dividends Declared Per Share          $ 1.54       $1.54        $1.54
Dividends Paid Per Share              $ 1.54       $1.54        $1.54

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Atlantic Energy, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars, in Thousands)               For the Years Ended December 31,
                                          1997       1996       1995
CASH FLOWS OF OPERATING ACTIVITIES
 Net Income                            $ 74,405   $ 58,767   $ 81,768
 Unrecovered Purchased Power Costs       17,136     16,417     15,721
 Deferred Energy Costs                    6,105     (2,095)   (20,435)
 Depreciation and Amortization           83,950     81,595     79,232
 Deferred Income Taxes-Net                  993      6,192     25,946
 Unrecovered State Excise Taxes           9,560      9,560      9,560
 Employee Separation Costs                 (308)    (7,179)   (19,112)
 Net Changes Working Capital Components:
  Accounts Receivable & Unbilled
   Revenues                             (13,166)    (5,004)   (24,400)
  Accounts Payable                       (1,139)     5,651     (5,222)
  Inventory                               3,362     (2,602)     4,960
  Other                                  (6,178)    11,503    (20,125)
  Rate Refunds                          (13,000)    13,000       -
 Other-Net                                6,055     (2,653)     5,841
 Net Cash Provided by Operating
  Activities                            167,775    183,152    133,734

CASH FLOWS OF INVESTING ACTIVITIES
 Utility Construction Expenditures      (80,849)   (86,805)  (100,904)
 Leased Nuclear Fuel Material            (9,105)    (6,833)   (10,446)
 Nonutility Construction Expenditures   (59,879)   (25,451)    (5,226)
 Other-Net                              (15,210)   (14,783)   (23,794)
 Net Cash Used by Investing Activities (165,043)  (133,872)  (140,370)

CASH FLOWS OF FINANCING ACTIVITIES
 Proceeds from Long Term Debt           169,091     45,075    168,904
 Retirement/Maturity of Long Term Debt  (87,566)   (12,266)   (57,489)
 Issuance of Preferred Securities of
  Subsidiary Trust                         -        70,000       -
 Increase in Short Term Debt              7,150     34,405     21,945
 Repurchase of Common Stock                -          -       (29,626)
 Redemption of Preferred Stock-ACE      (20,000)   (98,876)   (24,500)
 Dividends Declared on Common Stock     (80,856)   (81,163)   (81,088)
 Proceeds-Capital Lease Obligations       9,105      6,833     10,466
 Other-Net                                2,290     (3,701)    (1,399)
 Net Cash (Used) Provided by Financing
 Activities                                (786)   (39,693)     7,213
 Net Increase in Cash and
 Temporary Investments                    1,946      9,587        577
 Cash and Temporary Investments:
 Beginning of Year                       15,278      5,691      5,114
 End of Year                           $ 17,224   $ 15,278   $  5,691

Supplemental Schedule of Payments:
 Interest                              $ 73,859   $ 68,551   $ 61,160
 Income taxes                          $ 49,072   $ 28,101   $ 30,769


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Atlantic Energy, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN
COMMON SHAREHOLDERS' EQUITY
(Dollars, in Thousands, except share data)


                                        Common  Retained   Unearned
                              Shares    Stock   Earnings  Compensation

Balance, December 31, 1994  54,155,245 $593,475 $249,181   $(3,170)
 Net Income                                       81,768
 Dividends on Common Stock                       (81,208)
 Common Stock Issued:
  Equity Incentive Plan          9,234     (144)               162
  ACE Plan                      (7,601)    (163)
  Common Stock Expenses                    (106)
 Reacquired Shares          (1,625,000) (29,626)
 Balance, December 31, 1995 52,531,878  563,436  249,741    (3,008)
 Net Income                                       58,767
 Dividends on Common Stock                       (81,163)
 Common Stock Issued:
  Equity Incentive Plan           (555)     (29)     285        26
  ACE Plan                     (28,844)    (567)
  Common Stock Expenses                     (94)
 Balance, December 31, 1996 52,502,479  562,746  227,630    (2,982)
 Net Income                                       74,405
 Dividends on Common Stock                       (80,856)
 Common Stock Issued:
  Equity Incentive Plan          2,000      794      588     2,982
  Employee Stock Purchase
   Plan                                             (144)
  Common Stock Expenses                     (80)
Balance, December 31, 1997  52,504,479 $563,460 $221,623   $  -




The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
PAGE

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization
Atlantic Energy, Inc. (the Company, AEI or parent) plans to merge with Delmarva Power & Light Company (DP&L) into a new company named Conectiv, Inc. (Conectiv) effective March 1, 1998. The Company is the parent of Atlantic City Electric Company (ACE), Atlantic Energy Enterprises, Inc. (AEE) and Atlantic Energy International, Inc. (AEII), which are wholly-owned subsidiaries. In October 1997, the Company and DP&L entered into an agreement to form Conectiv Solutions, LLC, a limited liability corporation to market and sell offerings of energy and energy-related and other value-added services to large energy users.

ACE is a public utility primarily engaged in the generation, purchase, transmission, distribution and sale of electric energy. Sales of electric energy include sales at regulated retail and unregulated wholesale levels. ACE's service territory encompasses approximately 2,700 square miles within the southern one-third of New Jersey with the majority of customers being residential and commercial. ACE is the principal subsidiary within the consolidated group.

AEE is a holding company which is responsible for the management of the investments in the following nonutility companies:
Atlantic Generation, Inc. (AGI) is engaged in the development, acquisition, ownership and operation of cogeneration power projects. AGI's activities are represented by partnership interests in cogeneration facilities in New Jersey. Atlantic Southern Properties, Inc. (ASP) owns and manages commercial offices and warehouse facilities located in Atlantic County, New Jersey. ATE Investment, Inc. (ATE) provides financing to affiliates and manages a portfolio of investments in leveraged leases for equipment used in the airline and shipping industries. ATE joined with an unaffiliated company to create EnerTech Capital Partners, L.P. (Enertech), a limited partnership that invests in a variety of energy-related technology growth companies. Atlantic Thermal Systems, Inc. (ATS) is engaged in the development and operation of thermal heating and cooling systems. CoastalComm, Inc. (CCI) is engaged in fiberoptic
network development, construction, and site services.   AEE also
has a 50% equity interest in Enerval, LLC (Enerval) which provides energy management services, including natural gas supply, transportation and marketing.

AEII was organized to pursue utility consulting services and equipment sales to international markets. The Company is in the process of dissolving AEII.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany
PAGE
accounts and transactions have been eliminated in consolidation. ACE and AEE consolidate their respective subsidiaries. Ownership interests in other entities, between 20% and 50%, where control is not evident, are accounted for using the equity method of accounting.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management at times to make certain judgments, estimates and assumptions that affect amounts and matters reported at the year end dates and for the annual periods presented. Actual results could differ from those estimates. Any change in the judgments, estimates and assumptions used, which in management's opinion would have a significant effect on the financial statements, will be reported when management becomes aware of such changes.

Reclassification
Certain prior year amounts have been reclassified to conform to the current year reporting of these items. The most notable reclassification, with no effect on net income, pertains to the Company's nonutility activities previously reported in the Other Income line on the Consolidated Statement of Income. The revenues, operating expenses and income taxes from those operations are now reflected on the appropriate line items.

Regulation - ACE
The accounting policies and rates of service for ACE are subject to the regulations of the New Jersey Board of Public Utilities
(BPU) and in certain respects to the Federal Energy Regulatory Commission (FERC). ACE follows generally accepted accounting principles (GAAP) and financial reporting requirements employed by all industries as specified by the Financial Accounting Standards Board (FASB) and the Securities and Exchange Commission
(SEC). However, accounting for rate regulated industries may depart from GAAP as permitted by Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71). SFAS No. 71 provides guidance on circumstances where the economic effect of a regulator's decision warrants different applications of GAAP as a result of the rate making process. In setting rates, a regulator may provide recovery of an incurred cost in a year or years other than the year the cost was incurred. As permitted by SFAS No. 71, costs ordered by a regulator to be deferred or capitalized for future recovery are recorded as a regulatory asset because the regulator's rate action provides reasonable assurance of future economic benefits attributable to these costs. In a non-rate regulated industry, such costs are charged to expense in the year incurred. SFAS No. 71 further specifies that a regulatory liability is recorded when a regulator orders a refund to customers of revenues previously collected, or when existing rates provide for recovery of future costs not yet incurred.
Such treatment is not afforded to non-rate regulated companies. When collection of regulatory assets or relief of regulatory
PAGE
liabilities is no longer probable, the assets and liabilities are applied to income in the year that the assessment is made.(See
Note 12-Electric Utility Industry Restructuring and Stranded Costs for further discussion about the effects of regulation in a competitive environment). Specific regulatory assets and liabilities that have been recorded are discussed in Note 13.

Operating Revenues
ACE'S electric operating revenues are recognized when electric energy services are rendered, and include estimates for amounts unbilled at the end of the period for energy used by customers subsequent to the last bill rendered for the calendar year. ACE also records revenues for non-regulated wholesale energy market sales transactions as they occur.

Other services revenues primarily represent revenues of ATS which are recognized when heating and cooling services are rendered and include estimates for amounts consumed by but not yet billed to customers at the end of the period.

Nuclear Fuel - ACE
Fuel costs associated with ACE's participation in jointly-owned nuclear generating stations, including spent nuclear fuel disposal costs, are charged to Energy expense based on the units of thermal energy produced.

Electric Utility Plant
Property is stated at original cost. Generally, Utility Plant is subject to a first mortgage lien. The cost of property additions, including replacement of units of property and betterments, are capitalized. Included in certain property additions is an Allowance for Funds Used During Construction
(AFDC), which is defined in the applicable regulatory system of accounts as the cost, during the period of construction, of borrowed funds used for construction purposes and a reasonable rate on other funds when so used. AFDC has been calculated using a semi-annually compounded rate of 8.25% for all periods.

Nonutility Property and Equipment
Nonutility Property and Equipment are generally stated at cost and includes project development costs and construction work in progress, including capitalized interest, related to the development and construction of thermal heating and cooling systems of ATS. ASP's commercial sites, including the cost of improvements and certain preacquisition costs are stated at the lower of cost or fair market value. Capitalized interest related to nonutility expenditures was $3.7 million for 1997.

Depreciation
ACE provides for straight-line depreciation based on the following: transmission and distribution property - estimated remaining life; nuclear property - remaining life of the related plant operating license in existence at the time of the last base rate case; other depreciable property - estimated average
PAGE
service life. ACE's overall composite rate of depreciation was 3.3% for the last three years. Accumulated depreciation is charged with the cost of depreciable property retired together with removal costs less salvage and other recoveries.

ASP's facilities are being depreciated over a thirty-one and one-half year life using the straight-line method. Land improvements are being depreciated using an accelerated method over a fifteen year life. Furniture and equipment are depreciated over lives ranging from three to seven years. ATS's Midtown Energy Center and its components will be depreciated on a straight-line basis over their respective useful lives starting in January 1998.

Nuclear Plant Decommissioning Reserve - ACE
A reserve for decommissioning costs is presented as a component of accumulated depreciation and amounted to $80.7 million and $70.2 million at December 31, 1997 and 1996, respectively.
The Securities and Exchange Commission (SEC) has questioned certain accounting practices employed by the electric utility industry concerning decommissioning costs for nuclear generating facilities. In 1996, the FASB issued a Proposed Statement of Financial Accounting Standard "Accounting for Certain Liabilities Related to Closure or Removal of Long-lived Assets" which would establish accounting standards for certain obligations that are incurred for the closure and removal of long-lived assets. In January 1998, the FASB changed the title of its project to "Accounting for Obligations Related to the Retirement of Long-Lived Assets", which continues to include nuclear plant decommissioning costs. Under the original proposed statement a regulated utility would recognize a regulatory asset or liability for differences, if any, in the timing of recognition of the costs of closure and removal of assets for financial reporting purposes and rate making treatment. The Company cannot predict when the FASB will issue a final accounting standard or the outcome of this matter at this time.

Deferred Energy Costs - ACE
As approved by the BPU, ACE has a Levelized Energy Clause (LEC) through which energy and energy-related costs (energy costs) are charged to customers. LEC rates are based on projected energy costs and prior period underrecoveries or overrecoveries. Generally, energy costs are recovered through levelized rates over the period of projection, which is usually a 12-month period. In any period, the actual amount of LEC revenues recovered from customers may be greater or less than the recoverable amount of energy costs incurred in that period. Energy expense is adjusted to match the associated LEC revenues. Any underrecovery (an asset representing energy costs incurred that are to be collected from customers) or overrecovery (a liability representing previously collected energy costs to be returned to customers) of costs is deferred on the Consolidated Balance Sheet as Deferred Energy Costs. These deferrals are recognized in the Consolidated Statement of Income as Energy expense during the period in which they are subsequently included in the LEC.

License Fees
ATS has entered into agreements with six hotel casino's in Atlantic City, New Jersey to operate their heating and cooling systems. As part of these agreements, ATS has paid $27.5 million in fees to date, for the right to operate and service such
systems for a period of 20 years.   These fees are recorded on
the balance sheet as License Fees and are being amortized over the life of the agreements.

Income Taxes
Deferred Federal and state income taxes are provided on all significant temporary differences between book bases and tax bases of assets and liabilities, transactions that reflect taxable income in a year different than book income and tax carryforwards. Investment tax credits previously used for income tax purposes have been deferred on the Consolidated Balance Sheet and are recognized in book income over the life of the related property. The Company and its subsidiaries file a consolidated Federal income tax return. Income taxes are allocated to each of the companies within the consolidated group based on the separate return method.

Cash & Temporary Investments
AEI and ACE consider all highly liquid investments and debt securities purchased with a maturity of three months or less to be cash equivalents.

Earnings Per Common Share
The FASB issued Statement No. 128, "Earnings Per Share"(SFAS No.128) which specifies the computation, presentation and disclosure requirements of earnings per share for entities with publicly held common stock and potential common stock. Earnings per share (EPS) presented on the face on the consolidated income statement has been calculated to reflect the adoption of SFAS No. 128 by the Company. Basic EPS is computed based upon the weighted average number of common shares, excluding contingently issuable shares, outstanding during the year. Diluted EPS is computed based upon the weighted average number of common shares including contingently issuable shares and other dilutive items. The difference between the 1997 basic and diluted EPS reflects the effects of the EIP shares which are considered to be outstanding throughout 1997 for the diluted EPS calculation. Contingently issuable shares existed for all periods but were not included in the diluted EPS computation for 1996 and 1995 because the restrictions were determined to not be met at the end of the period. Options existed for 1996 and 1995 but were not included as common stock equivalents in the dilutive calculation because they were antidulitve. See Note 5 - Benefits for further discussion of the EIP.

Other
Debt premium, discount and expense of ACE are amortized over the life of the related debt. Premiums associated with the 1996 Preferred Stock redemptions are being deferred and amortized over PAGE the life of the related ACE Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of ACE in accordance with BPU approval.

In June 1997, the FASB issued Statement No. 130 "Reporting
Comprehensive Income" and Statement No. 131 "Disclosure About
Segments of an Enterprise and Related Information". These statements are effective for fiscal years beginning after December 15, 1997. Since these statements are primarily disclosure related, the Company currently believes that they will not have a significant effect on the Consolidated Financial
Statements.

NOTE 2.  INCOME TAXES

The components of Federal income tax expense for the years ended
December 31 are as follows:

(000)                                 1997      1996      1995
Current                             $48,739   $27,061  $ 20,483
Deferred                              1,217     6,587    25,993
Investment Tax Credits Recognized
 on Leveraged Leases                   (136)      (78)      (28)
Total Federal Income Tax Expense    $49,820   $33,570   $46,448

A reconciliation of the expected Federal income taxes compared to the reported Federal income tax expense computed by applying the statutory rate for the years ended December 31 follows:

                                        1997     1996      1995
Statutory Federal Income Tax Rate         35%      35%       35%
(000)
Income Tax Computed at the
 Statutory Rate                      $45,166  $36,058   $49,995
Plant Basis Differences                4,952    3,096     1,307
Amortization of Investment Tax
 Credits                              (2,670)  (2,612)   (2,562)
Other-Net                              2,372   (2,972)   (2,292)
Total Federal Income Tax Expense     $49,820  $33,570   $46,448
Effective Federal Income Tax Rate         39%      33%       33%

The increase in the effective Federal income tax expense rate is due primarily to permanently non-deductible merger and merger related expenses. State income tax expense is not significant.
PAGE

Items comprising deferred tax balances as of December 31 are as follows:
(000)                                   1997         1996

Deferred Tax Liabilities:
Plant Basis Differences             $332,288     $326,673
Leveraged Leases                      76,362       76,671
Unrecovered Purchased Power Costs     16,813       22,630
State Excise Taxes                    16,326       20,141
Other                                 38,481       33,192
  Total Deferred Tax Liabilities     480,270      479,307
Deferred Tax Assets:
Deferred Investment Tax Credits       23,775       25,143
Other                                 15,797       16,866
  Total Deferred Tax Assets           39,572       42,009
Total Deferred Taxes-Net            $440,698     $437,298

At December 31, 1997 and 1996, deferred tax assets exist for cumulative state income tax net operating loss (NOL's) carryforwards. At December 31, 1997 unexpired state NOL's amount to approximately $60.6 million, with expiration dates from 1998 through 2004. As of December 31, 1997, deferred state tax assets of $5.5 million offset by a valuation allowance of $4.0 million have been recorded.

On July 14, 1997 the Governor signed a bill into law eliminating the Gross Receipts and Franchise Tax (GR & FT) paid by the electric, natural gas and telecommunication public utilities. In its place, utilities will be subject to the state's corporate business tax. In addition, the state's existing sales and use tax will be expanded to include retail sales of electric power and natural gas, and a transitional energy facility assessment tax (TEFA) will be applied for a limited time on electric and natural gas utilities and will be phased-out over a five year period. The law took effect January 1, 1998 and on January 1 of each of the years thereafter, the TEFA will be reduced by 20%.
By the year 2003, the TEFA will be fully phased-out and the savings will be passed through to ACE's customers. As a result of this law, ACE will record deferred state taxes beginning in 1998 for state tax basis versus book basis differences.
PAGE

NOTE 3.  RATE MATTERS OF ACE

Energy Clause Proceedings

              Changes in Levelized Energy Clause Rates
                            1995 - 1997

                    Amount            Amount
     Date         Requested          Granted            Date
     Filed        (millions)        (millions)        Effective

     4/95            $37.0             $37.0             7/95
     3/96             49.7              27.6             7/96
     2/97             20.0               --               --

ACE's LEC is subject to annual review by the BPU.

In July 1995, the BPU approved a provisional increase of $37 million in annual LEC revenues for the period June 1, 1995 through May 31, 1996. The BPU approved a continuance of the provisional increase in March 1996.

In March 1996, ACE requested a $49.7 million increase in 1996-1997 annual revenues effective June 1, 1996. Through a stipulation reached and approved in July 1996 among ACE, the New Jersey Division of the Ratepayer Advocate (Ratepayer Advocate) and the Staff of the BPU (collectively, the parties), ACE implemented provisional rates reflecting an increase of annual LEC revenues of $27.6 million. The BPU approved a continuance of the provisional rates in December 1996 when the Salem Station replacement power issues, among others, were resolved.

In December 1996, the BPU issued an Order approving a stipulation of settlement reached among the parties settling the issues regarding replacement power costs related to an extended Salem Nuclear Generating station (Salem) outage and a 1994 Salem Unit 1 outage. The stipulations provided that ACE's replacement power costs for the Salem Station outage, up to each Unit's agreed-upon return-to-service date (June 30, 1997 for Unit 1 and December 31, 1996 for Unit 2), and the 1994 Salem Unit 1 outage would be recoverable in LEC rates implemented in ACE's next LEC filing.

In February 1997, ACE filed a petition with the BPU requesting an increase in 1997-1998 annual LEC revenues of $20.0 million to be made effective for service rendered on and after June 1, 1997. The increase requested is primarily the result of ACE seeking recovery of previously deferred costs, which includes recovery of the Salem Station replacement power costs in accordance with the Orders issued in December 1996. In April 1997, ACE's filing was transferred to the Office of Administrative Law and evidentiary hearings have been completed. The administrative Law Judge's
(ALJ) initial decision is expected in the first quarter of 1998.

ACE expects to file a petition with the BPU during the first quarter of 1998 requesting an increase in 1998-1999 annual LEC revenues.

Other Rate Proceedings

On July 15, 1997, ACE filed its electric industry restructuring plan with the BPU, as required by the Energy Master Plan, proposing ACE's plans to move to retail access and the possible effect on rates. (See Note 12 - ACE's Electric Utility
Restructuring and Stranded Costs).

In 1996, the BPU declared base rates associated with ACE's 7.41% ownership in Salem interim and subject to refund. In
December 1996, the BPU issued an Order approving a stipulation of settlement reached among the parties regarding the issue of base rates. In January and February 1997, in accordance with the stipulation, ACE provided credits to customers totaling $12 million. An additional credit of $1 million resolved an allegation previously made by the Ratepayer Advocate that ACE, along with other New Jersey electric utility companies, were recovering cogeneration capacity costs concurrently in base rates and LEC rates.

In December 1997, the BPU approved an increase in annual base rate revenues of $5.0 million for recovery of expenses associated with post-retirement benefits other than pensions (OPEB). Also in a related action to this matter, the BPU approved the request for a change in ownership to merge AEI into Conectiv and found that an annual rate decrease of $15.8 million should be provided to ACE's customers effective with the merger. The BPU ordered a pre-merger credit of $5.0 million to offset the increase in rates associated with OPEB. This increase was effective on January 1, 1998. See Notes 5 and 13 for further information regarding OPEB expenses and the corresponding regulatory asset and Note 4 for further information regarding the merger.


NOTE 4. MERGER

On August 12, 1996, the Boards of Directors of AEI and Delmarva Power & Light Company (DP&L) jointly announced an agreement to merge the companies into a new company named Conectiv, Inc. (Conectiv). Conectiv, a newly formed Delaware corporation, became the parent of AEI's subsidiaries and the parent of DP&L and its subsidiaries effective March 1, 1998. See discussions on approvals below.

DP&L is predominately a public utility engaged in electric and gas service. DP&L provides retail and wholesale electric service to customers located in about a 6,000 square mile territory located in Delaware, eastern shore counties in Maryland and the eastern shore area of Virginia. DP&L provides gas service to PAGE retail and transportation customers in an area consisting of about 275 square miles in Northern Delaware, including the City of Wilmington.

The merger is to be a tax-free, stock-for-stock transaction accounted for under the purchase method of accounting with DP&L as the acquirer. Under the terms of the agreement, DP&L shareholders will receive one share of Conectiv's common stock for each share of DP&L common stock held. AEI shareholders will receive 0.75 shares of Conectiv's common stock and 0.125 shares of Conectiv's Class A common stock for each share of AEI common stock held.

On January 30, 1997, the merger was approved by the shareholders of both companies. Approvals have since been obtained from the FERC, Delaware and Maryland Public Service Commissions, the Virginia State Corporate Commission, the Pennsylvania Public Utilities Commission, the BPU and the Nuclear Regulatory Commission (NRC). The last and final approval was received from the SEC on February 25, 1998. The merger became effective March 1, 1998.

Under the terms of the BPU's approval of the merger, approximately 75 percent or $15.75 million of ACE's total average projected annual merger savings will be returned to ACE's customers for an overall merger-related reduction of 1.7 percent.

The total consideration to be paid to the Company's common stockholders, measured by the average daily closing market price of the Company's common stock for the three trading days immediately preceding and the three trading days immediately following the public announcement of the merger, is $921.0 million. The consideration paid plus estimated acquisition costs and liabilities assumed in connection with the merger are expected to exceed the net book value of the Company's net assets by approximately $200.5 million, which will be recorded as goodwill by Conectiv. The actual amount of goodwill recorded will be based on the Company's net assets as of the merger date and, accordingly, will vary from this estimate which is based on the Company's net assets as of December 31, 1997. The goodwill will be amortized over 40 years.
PAGE

Selected information on each company at December 31, 1997 and the year then ended is shown below (in thousands, except for number of customers):

                                       AEI               DP&L
                                                     (Unaudited)
Operating Revenues                  $1,102,360       $1,423,502
Net Income                          $   74,405       $  105,709
Assets                              $2,723,884       $3,015,481
Electric Customers                     480,960          448,323
Gas Customers                            -              103,248

Combination of the above amounts would not necessarily be reflective of the amounts that would result from a consolidation of the companies.

On June 26, 1997, the Company and DP&L jointly announced an enhanced retirement offer and separation program that will be utilized to achieve workforce reductions as a result of the merger. The Company and DP&L initially anticipated a combined loss of approximately 400 positions to accomplish the merger-related rate reductions to customers. This initial level of reductions will be achieved primarily through the DP&L early retirement and the Company's enhanced retirement programs. Additional reductions are also anticipated to better align staffing requirements to skill and work process needs. The combined additional reductions could range between 250 to 350 positions. The total cost to the Company for these programs, as well as the cost of executive severance, employee relocation and facilities integration is estimated to range from $38 million to $43 million. ACE is required to recognize these costs through expense in accordance with GAAP. The actual cost to the Company and ACE will depend on a number of factors related to the employee mix as well as the actual number of employees who will be eligible for the enhanced retirement or separation programs.

In the fourth quarter of 1997, the Company recorded an expense of $23.6 million as a result of terminating certain benefit programs of the Company in anticipation of the merger. Termination of the plans resulted in charges of $10.0 million for a supplemental executive retirement plan, $6.3 million due to a pension plan curtailment, $3.8 million from the EIP and $3.5 million from other benefit plans and executive contract terminations. See
Note 5. below for discussion of the effects on the defined pension plan and the EIP.
PAGE

NOTE 5. BENEFITS

Retirement Benefits - ACE

Pension

ACE has a noncontributory defined benefit pension plan covering substantially all of its employees. Benefits are based on an employee's years of service and average final pay. ACE's policy is to fund pension costs within the range of the minimum required by the Employee Retirement Income Security Act and the maximum allowable as a tax deduction.

Net periodic pension costs include:
(000)                                   1997    1996      1995
Service cost-benefits earned
 during the period                  $  6,763  $ 6,870   $ 6,363
Interest cost on projected benefit
 obligation                           15,840   14,569    14,794
Actual return on plan assets         (39,394) (36,443)  (44,067)
Other-net                             25,611   19,123    28,379
Net periodic pension costs          $  8,820  $ 4,119  $  5,469

Of these costs for 1997, $6.3 million was due to a curtailment as a result of the lump-sum payments to certain plan participants who will terminate employment effective with the consummation of the merger or shortly then after. This amount is included in the Termination of Employee Benefit Plans line item of the Consolidated Statement of Income. Of the remaining net periodic payment costs, $1.9 million was charged to operating expense in 1997. In 1996 and 1995 $3.0 million annually was charged to operating expense. The remaining costs, which are associated with construction labor, were charged to the cost of new utility plant. Actual return on plan assets and Other-net for 1997 and 1996 primarily reflect the favorable market conditions from the investment of plan assets and expected returns.

A reconciliation of the funded status of the plan as of December
31 is as follows:

(000)                                  1997          1996
Fair value of plan assets            $259,500      $236,000
Projected benefit obligation          239,000       207,340
Plan assets in excess of projected
 benefit obligation                    20,500        28,660
Unrecognized net transition asset      (1,532)       (1,377)
Unrecognized prior service cost           232           259
Unrecognized net gain                 (10,810)      (18,958)
Prepaid pension cost                 $  8,390      $  8,584
Accumulated benefit obligation:
Vested benefits                      $207,102      $170,751
Nonvested benefits                      1,487         2,023
Total                                $208,589      $172,774

At December 31, 1997, approximately 66% of plan assets were invested in equity securities, 27% in fixed income securities and 7% in other investments. The assumed rates used in determining the actuarial present value of the projected benefit obligation at December 31 were as follows:
                                         1997     1996     1995
Weighted average discount                7.0%     7.5%     7.0%
Anticipated increase in compensation     3.5%     3.5%     3.5%
Assumed long term rate of return         9.0%     8.5%     8.5%



Other Postretirement Employee Benefits (OPEB)

ACE provides certain health care and life insurance benefits for retired employees and their eligible dependents. Substantially all employees may become eligible for these benefits if they reach retirement age while working for ACE. Benefits are provided through insurance companies and other plan providers whose premiums and related plan costs are based on the benefits paid during the year. ACE has a tax-qualified trust to fund these benefits.

Net periodic other postretirement benefit costs include:
(000)                                  1997      1996     1995
Service cost-benefits attributed to
 service during the period           $ 2,531  $ 2,688  $ 2,891
Interest cost on accumulated
 postretirement benefits obligation    6,843    7,482    8,107
Actual return on plan assets            (800)    (771)  (1,437)
  Amortization of unrecognized
   transition obligation               2,768    2,768    3,893
Other-net                               (475)     215      404
Net periodic other postretirement
 costs                               $10,867  $12,382  $13,858


These costs were allocated as follows:
(millions)                                 1997    1996    1995
Operating expense                          $3.0    $3.6    $3.1
New utility plant-associated with
 construction labor                         3.0     2.4     2.5
Regulatory asset                            4.9     6.4     8.3

The regulatory asset represents the amount of annual costs in excess of the amount of cost currently recovered in rates. These excess costs were deferred as authorized by an accounting order of the BPU pending future recovery through rates. ACE will begin to recover these costs over a 15 year period beginning in 1998. See Note 3 and Note 13 for additional information.
PAGE

A reconciliation of the funded status of the plan as of December
31 is as follows:
(000)                                        1997         1996
Accumulated benefits obligation:
Retirees                                  $ 51,786     $ 63,095
Fully eligible active plan participants      6,075        4,038
Other active plan participants              45,963       39,972
Total accumulated benefits obligation      103,824      107,105
Less fair value of plan assets              20,100       18,000
Accumulated benefits obligation in
 excess of plan assets                      83,724       89,105
Unrecognized net loss                       (4,727)     (12,207)
Unamortized unrecognized transition
 obligation                                (41,521)     (44,289)
Accrued other postretirement benefits
 cost obligation                          $ 37,476     $ 32,609

At December 31, 1997, approximately 73% of plan assets were invested in fixed income securities and 27% in other investments.

The assumed health care costs trend rate for 1998 is 7% and is assumed to evenly decline to an ultimate constant rate of 5% in the year 2001 and thereafter. If the assumed health care costs trend rate was increased by 1% in each future year, the aggregate service and interest costs of the 1997 net periodic benefits cost would increase by $1.2 million, and the accumulated postretirement benefits obligation at December 31, 1997 would increase by $10.8 million. The weighted average discount rate assumed in determining the accumulated benefits obligation was 7.0%, 7.5% and 7.0% for 1997, 1996 and 1995, respectively. The assumed long term return rate on plan assets was 7% for each of the three year periods.

Other

Savings and Investment Plans A and B (401(k))

ACE has two 401(k) plans one for union and another for non-union employees that match plan contributions up to 6% of a participating employee's base pay. The rate at which Company contributions are made is 50%. All full and part-time employees are eligible to participate. The cost of the plans for 1997, 1996 and 1995 was $2.0 million, $1.9 million and $1.9 million, respectively.

Equity Incentive Plan(EIP) - AEI

Eligible participants of the EIP are officers, general managers and nonemployee directors of the Company and its subsidiaries. Under the EIP, nonemployee director participants are entitled to receive a grant of 1,000 shares of restricted stock.
Restrictions on these grants expire over a five-year period. Employee participants may be awarded shares of restricted common stock, stock options and other common stock-based awards. Actual PAGE awards of restricted shares are based on attainment of certain Company performance criteria within a three-year period. Restrictions lapse upon actual award at the end of the three-year performance period. Shares not awarded are forfeited. Dividends earned on restricted stock issued through the EIP are invested in additional restricted stock under the EIP which is subject to the same award criteria.


Restricted stock activity of the EIP was as follows:

                                                Weighted Average
                                Restricted          Fair Value
                                  Shares            Grant Date
Balance, December 31, 1994       175,712              20.975
Issued/Granted                    24,435
Forfeited                         (7,587)
Balance, December 31, 1995       192,560              20.697
Issued/Granted                   237,782
Forfeited                       (207,805)
Balance, December 31, 1996       222,537              19.160
Issued/Granted                    22,255              17.376
Awarded                         (244,792)
Balance, December 31, 1997         -0-

The 1997, 1996 and 1995 restricted shares granted include 20,255 shares, 13,786 shares and 7,614 shares, respectively, purchased on the open market from reinvestment of dividends on EIP shares outstanding. On November 13, 1997, the Board of Directors of the Company in accordance with the EIP provisions with respect to a potential change in control declared that the restrictions applicable to any of the Restricted Stock removed and shares deemed fully vested. Distribution of the awards could be either in cash or common stock, based on the election of the participant. The change in control price was established at $19.50 per share. In the fourth quarter the Company recognized $3.7 million in expense due to the termination of the plan with respect to the restricted shares. Compensation expense for 1996 and 1995 for the restricted stock has been measured based on the intrinsic value of the stock. The total compensation expense for the years 1996 through 1995 amounted to less than $.7 million and reflect an adjustment for the restricted shares associated with the first three-year period that were not awarded and were forfeited.
PAGE

 Option information is as follows:

                   1997             1996             1995
                 Weighted          Weighted         Weighted
                 Average           Average          Average
                 Exercise          Exercise         Exercise
              Shares  Price    Shares   Price    Shares  Price
Options
Beginning
 Balance     371,437  20.105   166,987  $21.125  167,300 $21.125
Granted                        207,250   19.296    6,387  21.125
Forfeited   (371,437)           (2,800)  21.125   (6,700) 21.125
Ending
 Balance       -0-             371,437   20.105  166,987  21.125
Weighted
 Average Fair
 value-each     N/A              $1.33              N/A



In addition, the Board took appropriate action with respect to the Stock Options issued pursuant to the EIP. The Company recognized $.1 million in expense due to the termination of the plan with respect to the options forfeited under phase II of the EIP. The options associated with phase 1 of the EIP Plan were forfeited because grant price exceeded the established change in control price.

The combined effects of accounting for restricted shares and options under the EIP plans consistent with the fair value disclosure requirements of SFAS No. 123 upon the net income of the Company would have been a reduction in expense of $.4 million in 1997 and an increase in expense of less than $.2 million in 1996. The effect of the application of SFAS No. 123 on basic and diluted earnings per share for both 1997 and 1996 is less than one cent.
PAGE

NOTE 6.  JOINTLY-OWNED GENERATING STATIONS - ACE

ACE owns jointly with other utilities several electric generating facilities. ACE is responsible for its pro-rata share of the costs of construction, operation and maintenance of each facility.

The amounts shown represent ACE's share of each facility at, or for the year ended, December 31, including AFDC as appropriate.

                                       Peach                    Hope
                Keystone   Conemaugh   Bottom      Salem        Creek
Energy Source    Coal        Coal      Nuclear     Nuclear     Nuclear
Company's
Share (%/MWs)   2.47/42.3  3.83/65.4  7.51/164.0  7.41/164.0  5.00/52.0

(000)
Electric Plant in Service:
1997            $13,559    $34,304    $135,775    $237,281    $240,612
1996             13,275     34,489     130,011     218,603     240,079

Accumulated Depreciation:
1997            $ 3,840    $ 7,791    $ 58,501*   $ 78,189*   $ 74,108*
1996              3,609      7,333      54,854*     79,635*     68,286*

Construction Work in Progress:
1997            $   209    $   266    $  8,714    $ 11,754    $  1,281
1996                300        270      12,992      27,015       1,321

Operations and Maintenance Expenses (including fuel):
1997            $ 5,145    $ 7,654    $ 28,520    $ 14,146    $ 10,593
1996              5,626      7,507      29,337      34,403      10,899
1995              5,143      7,252      29,647      28,306      10,360

Working Funds:
1997            $    44    $    69    $  3,693    $  6,977    $  3,617
1996                 44         69       3,833       7,252       3,545


* Excludes Nuclear Decommissioning Reserve.

ACE provides financing during the construction period for its share of the jointly-owned facilities and includes its share of direct operations and maintenance expenses in the Consolidated Statement of Income. Additionally, ACE provides an amount of working funds to the operators of the facilities to fund operational needs. The decrease in Operations and Maintenance for Salem reflects the effects of the December 31, 1996 agreement ACE entered into with Public Service Electric & Gas (PS) in its capacity as operator of Salem for the purpose of limiting ACE's exposure to operation and maintenance expenses to be incurred during calendar year 1997. See Note 11 for further information concerning Salem Nuclear Generating Station.

NOTE 7.  NONUTILITY COMPANIES

Principal assets of each of the subsidiary companies of AEE at December 31, 1997 were: AGI - investments of approximately $18.7 million in cogeneration facilities; ASP - commercial real estate properties with a net book value of $9.2 million; ATE - leveraged lease investments of $80.4 million and $10.2 million invested in EnerTech Capital Partners, L.P.; ATS - construction costs in thermal heating and cooling projects of $84.8 million.

Other financial information regarding the subsidiary companies is as follows:

        Net Worth       Operating Revenues    Net Income (Loss)
Company 1997    1996    1997   1996   1995   1997    1996    1995
(000)
AGI  $22,000 $21,361  $1,471 $1,683 $1,578 $1,640 $   979  $2,513
ASP     (99)     561     998    758    687   (660) (1,773)   (841)
ATE   17,010  11,139     683    707    772    231      71     (50)
ATS   10,394   2,498  19,816  6,845  1,315  1,896     311    (213)
CCI      948     544     806    -      -      126     (18)    -

AGI's results in each year primarily reflect the equity in earnings of cogeneration facilities in which AGI has an ownership interest. AGI's 1996 results reflect the contingency of a $1.6 million net of tax loss from the sale of a cogeneration facility located in New York.

ASP's results in each year reflect the vacancy in its commercial site due to generally poor market conditions in commercial real estate. Additionally, 1996 includes a net after tax write-down of the carrying value of the commercial site of $0.8 million.

ATE's 1997 net income reflects reductions in interest expense and an income tax benefit offset in-part by a $0.9 million after tax loss in ATE's investment in Enertech Capital Partners, L.P.

ATS's 1997 results reflect earnings generated from the operation and maintenance of customer heating and cooling facilities, offset in-part by increased amortization and interest expense related to the license fees. ATS's 1996 results primarily reflect administrative and general costs for business development and construction of heating and cooling systems. See Note 1 - License Fees for further discussion.

AEI and AEE parent-only operations, excluding equity in the results of subsidiary companies, generally reflect administrative and general expenses for management of their respective subsidiaries.

AEI incurred losses of $4.1 million and $3.6 million in 1997 and 1996, respectively. AEI's 1997 results reflect increased interest expense in addition to a $.5 million after tax loss from the investment in Conectiv Solutions, LLC. AEI's 1996 results reflect PAGE the impact of merger-related costs and interest charges. The interest charges which affect all three years of operation are associated with a line of credit established to fund certain affiliated capital needs, the repurchase of common stock and general corporate purposes.

AEE incurred losses of $4.9 million and $1.7 million in 1997 and 1996, respectively. AEE's 1997 results include an after-tax loss of $2.2 million from its equity investment in Enerval and a $0.9 million charge for the Termination of Employee Benefit Plans. AEE's 1996 activity reflects an after tax loss of $1.1 million from its investment in Enerval due to a combination of unhedged gas sales agreements and higher spot market prices.

NOTE 8. CUMULATIVE PREFERRED SECURITIES OF ACE

The embedded cost of ACE Preferred Securities as of December 31,
1997, 1996 and 1995 was 7.5%, 7.4% and 7.4%.

At December 31, 1997, the minimum annual sinking fund requirements of the Cumulative Preferred Stock Subject to Mandatory Redemption over the next five years are $10 million for 1998 and $11.5 million for 2001 and 2002.

Cumulative Preferred Stock
ACE has authorized 799,979 shares of Cumulative Preferred Stock, $100 Par Value, two million shares of No Par Preferred Stock and three million shares of Preference Stock, No Par Value. Information relating to outstanding shares at December 31 is shown in the table below.
                                                        Current
                                                        Optional
        Par           1997                1996          Redemption
Series  Value  Shares    (000)     Shares   (000)       Price
Not Subject to Mandatory Redemption:
4%     $100    77,000  $ 7,700     77,000  $ 7,700       $105.50
4.10%   100    72,000    7,200     72,000    7,200        101.00
4.35%   100    15,000    1,500     15,000    1,500        101.00
4.35%   100    36,000    3,600     36,000    3,600        101.00
4.75%   100    50,000    5,000     50,000    5,000        101.00
5%      100    50,000    5,000     50,000    5,000        100.00
Total                  $30,000             $30,000
Subject to Mandatory Redemption:
$8.20  None  100,000    10,000    300,000   30,000          -
$7.80  None  239,500    23,950    239,500   23,950          -
Total                   33,950              53,950
Current Portion           -                 10,000
Total                  $33,950             $43,950

Cumulative Preferred Stock Not Subject to Mandatory Redemption is redeemable solely at the option of ACE. If preferred dividends are in arrears for at least a full year, preferred stockholders have the right to elect a majority of directors to the Board of Directors until all dividends in arrears have been paid.

On August 1, 1997 ACE redeemed 200,000 shares of its $8.20 Series
No Par Preferred Stock. Under a mandatory sinking fund requirement 100,000 shares were required to be redeemed and ACE elected to redeem an optional 100,000 additional shares for a total of $20.0 million using short term debt.

Beginning May 1, 2001, 115,000 shares of the remaining $7.80 No
Par Preferred Stock must be redeemed annually through the operation of a sinking fund at a redemption price of $100 per share. ACE has the option to redeem up to an additional 115,000 shares without premium on any annual sinking fund date.

ACE reclassified to long term $10.0 million of preferred stock due in 1998 due to the January 12, 1998 issuance of Medium Term Notes that will, in part, be used to redeem the balance of it's $8.20
Series No Par Preferred Stock in May 1998.  (See Note 9)

ACE Obligated Mandatorily Redeemable Preferred Securities of
Subsidiary Trust Holding Solely Junior Subordinated Debentures of
ACE.

Atlantic Capital I, a grantor trust, is the issuer of $70 million (2,800,000 shares) of 8.25% Cumulative Quarterly Income ACE Obligated Mandatorily Redeemable Preferred Securities with a stated liquidation preference of $25 each outstanding at December 31, 1997 and 1996. Atlantic Capital's sole investment is ACE's 8.25% Junior Subordinated Deferrable Interest Debentures (Junior Debentures). ACE reserves the right to defer payment of interest on the debentures for up to 20 consecutive quarters. During such a deferral period, certain dividend restrictions would apply to ACE's Common and Preferred stock. The transactions of the trust are consolidated into the financial statements of ACE, the Junior Debentures are eliminated in consolidation.
PAGE

NOTE 9.  DEBT

           Series                     Maturity     December 31,
(000)                                   Date      1997      1996
SECURED DEBT:
 Medium Term Notes Series B (6.28%)   2/1/1998 $ 56,000  $ 56,000
 Medium Term Notes Series A (7.52%)       1999   30,000    30,000
 Medium Term Notes Series B (6.83%)       2000   46,000    46,000
 Medium Term Notes Series C (6.86%)       2001   40,000    40,000
 7-1/2% First Mortgage Bond           4/1/2002     -       20,000
 Medium Term Notes Series C (7.02%)       2002   30,000    30,000
 Medium Term Notes Series B (7.18%)       2003   20,000    20,000
 7-3/4% First Mortgage Bonds          6/1/2003     -       29,976
 Medium Term Notes Series A (7.98%)       2004   30,000    30,000
 Medium Term Notes Series B (7.125%)      2004   28,000    28,000
 Medium Term Notes Series C (7.15%)       2004    9,000     9,000
 Medium Term Notes Series B (6.45%)       2005   40,000    40,000
 6-3/8% Pollution Control Series     12/1/2006    2,425     2,500
 Medium Term Notes Series C (7.15%)       2007    1,000     1,000
 Medium Term Notes Series B (6.76%)       2008   50,000    50,000
 Medium Term Notes Series C (7.25%)       2010    1,000     1,000
 6-5/8% First Mortgage Bonds          8/1/2013   75,000    75,000
 7-3/8% Pollution Control Series A   4/15/2014     -       18,200
 Variable Rate Pollution Control
  Series A                                2014   18,200      -
 Medium Term Notes Series C (7.63%)       2014    7,000     7,000
 Medium Term Notes Series C (7.68%)       2015   15,000    15,000
 Medium Term Notes Series C (7.68%)       2016    2,000     2,000
 8-1/4% Pollution Control Series A   7/15/2017     -        4,400
 Variable Rate Pollution Control
  Series B                                2017    4,400      -
 6.80% Pollution Control Series A     3/1/2021   38,865    38,865
 7% First Mortgage Bonds              9/1/2023   75,000    75,000
 5.60% Pollution Control Series A    11/1/2025    4,000     4,000
 7% First Mortgage Bonds              8/1/2028   75,000    75,000
 6.15% Pollution Control Series A     6/1/2029   23,150    23,150
 7.20% Pollution Control Series A    11/1/2029   25,000    25,000
 7%  Pollution Control Series B      11/1/2029    6,500     6,500
                                                752,540   802,591
UNSECURED DEBT:
 6.46% Medium Term Notes Series A     4/1/2002   20,000      -
 6.63% Medium Term Notes Series A     6/2/2003   30,000      -
 7.52% Medium Term Notes Series A     4/2/2007    5,000      -
 7.50% Medium Term Notes Series A     4/2/2007   10,000      -
                                                 65,000      -
DEBENTURES:
 7-1/4%                               5/1/1998    2,500     2,600
                                                  2,500     2,600
Amortized Premium and Discount-Net               (2,721)   (2,771)
Total Long Term Debt-ACE                        817,319   802,420
Add Short Term Debt to be Refinanced             16,425      -
Less Current Portion                               -         (175)
Long Term Debt-ACE                             $833,744  $802,245

      Series                                       December 31,
(000)                                             1997      1996
Long Term Debt-ACE                             $833,744  $802,245
Long Term Debt-AEI                               53,500    37,575
Long Term Debt-ATE                               20,000    33,500
Long Term Debt-ATS                              120,066    54,500
Less Portion Due within One Year                147,566    98,075
  Total AEI Noncurrent Long-Term Debt          $879,744  $829,745

Secured Medium Term Notes have varying maturity dates and are shown with the weighted average interest rate of the related issues within the year of maturity. Substantially all of ACE's utility plant is subject to the lien of the Mortgage and Deed of Trust dated January 15, 1937, as amended and supplemented, collateralizing ACE's First Mortgage Bonds.

ACE

ACE had authority to issue $150 million in short term debt, comprised of $100 million of committed lines of credit and $50 million on a when offered basis. At December 31, 1997 ACE had $77.9 million of unused short-term borrowing capacity. ACE's weighted daily average interest rate on short term debt was 5.8% for 1997 and 5.6% for 1996.

On May 1, 1997, ACE satisfied the sinking fund requirements of $100,000 for its 7-1/4% Debentures and on December 1, 1997 satisfied the sinking fund requirement of $75,000 for its 6 3/8% Pollution Control Series due December 1, 2006.

On July 30, 1997, ACE issued $22.6 million aggregate principal amount of variable rate, tax-exempt pollution control bonds in two separate series: $18.2 million Pollution Control Revenue Refunding Bonds, 1997 Series A due April 15, 2014 (Series A) and $4.4 million Pollution Control Revenue Refunding Bonds, 1997 Series B due July 15, 2017 (Series B). The Series A and the Series B bonds paid an initial weekly rate of 3.4% and 3.5%, respectively. Each subsequent rate is determined by the remarketing agent. The proceeds from the sale of the Series A and Series B bonds were applied to the September 2, 1997 redemption of $18.2 million aggregate principal amount of 7 3/8% Pollution Control Revenue Bonds of 1984, Series A and $4.4 million aggregate principal amount of 8 1/4% Pollution Control Revenue Bonds of 1987, Series B. Aggregate premiums paid for the September 2, 1997 redemption were $546,000 and $88,000, respectively.

During 1997, ACE issued and sold $65 million aggregate principal amount of Unsecured Medium Term Notes. Primarily, the notes were sold to cover the December 1, 1997 redemption of $20 million principal amount of 7.5% First Mortgage Bonds due April 1, 2002 and $29.976 million principal amount of 7.75% First Mortgage Bonds due June 1, 2006. Aggregate premiums paid for the redemption of PAGE these bonds were $240,000 and $440,647 respectively.

On January 12, 1998, ACE issued $85 million of Secured Medium Term Notes, Series D maturing in January 2003 and January 2006. The Bonds paid a fixed interest rate of 6.0%, 6.2% and 6.2%. The net proceeds to be received by the Company from the issuance and sale of the Medium Term Notes will be applied to the repayment of outstanding short-term and long-term indebtedness, including the redemption of certain series of First Mortgage Bonds and Debentures ($58.575 million), Preferred Stock ($10 million) and unsecured short-term debt ($16.425 million) due in 1998.

At December 31, 1997, 1996 and 1995, ACE's embedded cost of long term debt was 7.3%, 7.5% and 7.5%, respectively.

AEE

Long term debt of ATE includes $15 million of 7.44% Senior Notes due 1999. ATE also has a revolving credit and term loan agreement which provides for borrowings of up to $25 million during successive revolving credit and term loan periods through June 1998. There were $5 million and $18.5 million in borrowings outstanding under this agreement at December 31, 1997 and 1996, respectively. Interest rates on borrowings are determined by reference to periodic pricing options available under the facility. Interest on the borrowings outstanding during 1997 ranged from 5.9% to 6.5%. This credit facility will be available up until the effective date of the merger.

In December 1995, ATS through a partnership, arranged for the issuance of $12.5 million of special, limited obligation bonds of the New Jersey Economic Development Authority (NJEDA). Proceeds from the sale of the bonds were placed in escrow. The proceeds may be released to the ATS partnership and used to pay certain "qualified costs" subject to satisfaction of certain conditions. In November 1997, ATS satisfied the escrow release conditions and remarketed, through underwriters, $12.5 million principal amount, Series 1995 Thermal Energy Facilities Revenue Bonds due December 1, 2009 at variable rates of interest. Since issuance, the interest rates to the ATS partnership have ranged from 2.5% to 4.1%. In addition, the NJEDA issued an additional $18.5 million in limited obligation bonds which were sold, through underwriters, as Series 1997 Thermal Energy Facilities Revenue Bonds due December 1, 2031 at variable rates which have ranged from 2.5% to 4.1%. ATS applied $20.0 million of bond proceeds to reimburse it for certain qualifying costs incurred during construction of the Midtown Energy Center in Atlantic City, New Jersey. Proceeds of $11.0 million remained in escrow at December 31, 1997 pending verification of compliance with NJEDA qualifications.

ATS's $100 million revolving credit and term loan facility, was amended and restated to $143 million in October 1997. Up to $50 million of available credit commitment can be used to establish PAGE letters of credit. As of December 31, 1997 and 1996, $89.1 million and $42.0 million was outstanding under this facility, respectively. Interest rates on borrowings are based on periodic pricing options selected by ATS. Interest rates on the borrowings outstanding ranged from 5.8% to 8.5% in 1997. This facility has been primarily used for construction of the Midtown Energy Center, which began commercial operation in January 1998. Aggregate commitment fees on unused credit lines of revolving AEE credit agreements were not significant. This credit facility will be available up until the effective date of the merger.

AEI

Under AEI's $75 million revolving credit and term loan facility, AEI had $53.5 million and $37.6 million outstanding in borrowings at December 31, 1997 and 1996, respectively. Interest rates are based on periodic pricing options selected by AEI. Interest on the borrowings outstanding during 1997 ranged from 5.79% to 8.62%. This facility, has been used to fund acquisitions of Company common stock and other general corporate purposes and will continue to be used for corporate purposes up until the effective date of the merger.

                               Long Term Debt
                  Maturities and Sinking Fund Requirements
            ACE        ATE       AEI        ATS        TOTAL
(000)
1998         -   *   $ 5,000   $53,500    $89,066    $147,566
1999      $30,075     15,000      -          -         45,075
2000       46,075       -         -          -         46,075
2001       40,075       -         -          -         40,075
2002       50,075       -         -          -         50,075

*  Excludes amounts refinanced in 1998.

NOTE 10.  COMMON SHAREHOLDERS' EQUITY

In addition to public offerings, Common Stock may be issued through the Dividend Reinvestment and Stock Purchase Plan (DRP), ACE benefit plans (ACE plans), the EIP and the Employee Stock Purchase Plan (ESPP). The number of shares of Common Stock issued (forfeited) during the year ended December 31, and the number of shares reserved for issuance at December 31, 1997, were as follows:

                  1997        1996          1995      Reserved
ACE Plans           -       (28,844)       (7,601)    177,483
EIP               2,000        (555)        9,234        -
ESPP             51,133         -             -       348,867
Total            53,133     (29,399)        1,633

In April 1996, the shareholders of AEI approved the ESPP. Under this plan, eligible employees can purchase shares of common stock at a 15% discount. The offering periods begin on August 15 in PAGE
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each of the years 1996-1999 and end August 14 of the following year. The maximum number of shares that shall be issued under this plan shall be 100,000 in each of the offering periods plus unissued shares from the prior offering period up to a total of 400,000 shares. On August 14, 1997 in lieu of issuing shares the Company bought 51,133 shares at a market price ranging from $17.625 to $18.00 per share, for $.9 million. This plan will terminate at the effective date of the merger.

The Company's program to reacquire up to three million shares of it's common stock outstanding will expire with the merger. During 1995, the Company reacquired and cancelled 1,625,000 shares for a total cost of $29.6 million with prices ranging from $17.625 to $18.875 per share. As of December 31, 1997, the Company has reacquired and cancelled 1,846,700 shares of its common stock at a total cost of $33.5 million. The Company did not reacquire and cancel any shares under this program during 1997 or 1996.

Pursuant to ACE's certificate of incorporation, ACE is subject to certain limitations on the payment of dividends to the Company, which is the holder of all of ACE's common stock. When full dividends have been paid on the Preferred Stock Securities of ACE for all past quarterly-yearly dividend periods, dividends may be declared and paid by ACE on its common stock, as determined by the Board of Directors of ACE, out of funds legally available for the payment of dividends.

NOTE 11.  COMMITMENTS AND CONTINGENCIES

Construction Program

ACE cash construction expenditures for 1998 are estimated to be approximately $68 million. Nonutility capital expenditures for 1998 are estimated to be $49 million.

Purchased Capacity and Energy Arrangements - ACE

ACE arranges with various providers of bulk energy to obtain sufficient supplies of energy to satisfy current and future energy requirements of the Company. Arrangements may be for generating capacity and associated energy or for energy only. Terms of the arrangements vary in length to enable ACE to optimally manage its supply portfolio in response to changing market conditions. At December 31, 1997, ACE has contracted for 2,416 megawatts (MWs) of purchased capacity with terms remaining of 1 to 27 years and additionally, 125 MWs commencing in 1998 for 2 years and 175 MWs commencing in 1999 for 10 years. Information regarding these arrangements relative to ACE was as follows:
                               1997        1996        1995
As a % of Capacity (year end)     29%         30%         30%
As a % of Generation              54%         55%         52%
Capacity charges (millions)   $197.4      $195.7      $190.6
Energy charges (millions)     $136.8      $145.1      $135.4

Amounts for purchased capacity are shown on the Consolidated Statement of Income as Purchased Capacity. Of these amounts, charges of certain nonutility providers are recoverable through the LEC, which amounted to $165 million, $165.3 million and $162.7 million in 1997, 1996 and 1995, respectively. Minimum future payments for purchased capacity and energy under contract for the years 1998 through 2002 are performance driven and cannot be reasonably estimated.



Environmental Matters - ACE

The provisions of Title IV of the Clean Air Act Amendments of 1990
(CAAA) require, among other things, phased reductions of sulfur dioxide (SO2) emissions by 10 million tons per year, a limit on SO2 emissions nationwide by the year 2000 and reductions in emissions of nitrogen oxides (NOx) by approximately 2 million tons per year. ACE's wholly-owned B.L. England Units 1 and 2 and its jointly-owned Conemaugh Units 1 and 2 are in compliance with Phase I requirements as the result of installation of scrubbers at each station. All of ACE's fossil-fuel steam generating units are affected by Phase II (2000) of the CAAA. A compliance plan for these units currently reflects capital expenditures of approximately $8.5 million in 1998 through 2002. The jointly-owned Keystone Station is impacted by the SO2 and NOx provisions of Title IV of the CAAA during Phase II. The Keystone owners plan to primarily rely on emission allowances to comply with the CAAA through the year 2000.

On August 1, 1997, the New Jersey Department of Environmental Protection (NJDEP) announced that it intended to introduce rules to reduce NOx emissions by 90% from the 1990 levels by the year 2003. On September 15, 1997 the NJDEP filed its proposal with the Office of Administrative Law. In its proposal, entitled "NOx Budget Program", the NJDEP prescribed participation of New Jersey's large combustion sources in a regional cap and trade program designed to significantly reduce emissions of NOx. In effect, the proposed regulation would require New Jersey to become the first northeastern state to require NOx reductions of 90% from the 1990 levels, by the year 2003. Both ACE's B.L. England and Deepwater generating stations will be affected by the NJDEP's proposal. On October 24, 1997 ACE testified in opposition to the proposal. ACE cannot predict the ultimate outcome of this matter or the costs of compliance.

Other

AEE provides payment guarantees to certain natural gas suppliers and transporters of Enerval. These payment guarantee notifications provide that if Enerval does not make timely payment as specified in an agreement with the supplier or transporter, the Guarantor (AEE) will pay the amount due. The amounts due vary
PAGE
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from month to month with respect to purchases from and payments to these suppliers and transporters. The exposure to AEE at December 31, 1997 was approximately $5.5 million.

The Company is party to various other claims, legal actions and complaints arising in the ordinary course of business. In management's opinion, the ultimate disposition of these matters will not have a material adverse effect on its financial condition or results of operations.

Nuclear - ACE

Nuclear Plant Decommissioning - ACE

ACE has a trust to fund the future costs of decommissioning each of the five nuclear units in which it has an ownership interest. The current annual funding amount, as authorized by the BPU, totals $6.4 million and is provided for in rates charged to customers. The funding amount is based on estimates of the future cost of decommissioning each of the units, the dates that decommissioning activities are expected to begin and return to be earned by the assets of the fund. The present value of ACE's nuclear decommissioning obligation, based on costs adopted by the BPU in 1991 and restated in 1997 dollars, is $164.8 million. Decommissioning activities as approved by the BPU are expected to begin in 2006 and continue through 2032. The total estimated value of the trust at December 31, 1997, inclusive of the present value of future funding, based on current annual funding amounts and expected decommissioning dates approved by the BPU, is approximately $147 million, without earnings on or appreciation of the fund assets. In accordance with BPU regulations, updated site-specific studies based on 1995 costs were completed in September 1996 and submitted to the BPU for review by the Staff of the BPU and the Ratepayer Advocate. The updated site specific studies support that the current level of funding is sufficient. As such, ACE will not seek to increase the recovery of decommissioning in its rates.

Salem Nuclear Generating Station

ACE is an owner of 7.41% of Salem Units 1 and 2, which are operated by PS. The Salem units represent 164 MWs of ACE's total installed capacity of 2,415.7 MWs. Salem Unit 1 has been out of service since May 16, 1995. Salem Unit 2, out of service since June 7, 1995 returned to service on August 30, 1997 and reached 100% power on September 23, 1997.

PS has advised ACE that the installation of Salem Unit 1 steam generators has been completed. The cost of purchasing and installing the steam generators, as well as the disposal of the old generators is $186 million, of which ACE's share is $13.8 million. The unit is currently expected to return to service near the end of the first quarter of 1998. Restart of Salem Unit 1 is also subject to NRC approval.

The Salem Station outages has caused ACE to incur replacement power costs of approximately $700 thousand per month per unit. As previously discussed, ACE's replacement power costs for the current and recent outage, up to the agreed-upon return-to-service date of June 30, 1997 for Salem Unit 1 and December 31, 1996 for Salem Unit 2, will be recoverable in rates in ACE's 1997 LEC proceeding. Replacement power costs incurred after the agreed-upon return-to-service date for the Salem Station will not be recoverable in rates. ACE has incurred $10.2 million in non-recoverable replacement power costs to date related to Salem.

ACE entered into an agreement with PS for the purpose of limiting ACE's exposure to Salem's 1997 operation and maintenance (O&M) expenses. Pursuant to the terms of the agreement, ACE was obligated to pay to PS $10 million of O&M expense, as a fixed charge payable in twelve equal installments beginning February 1, 1997. ACE's obligation for any contributions, above the $10 million, to Salem 1997 O&M expenses up to ACE's estimated share of $21.8 million, is based on performance and directly related to the timely return and operation of the units. As a result of this Agreement, ACE agreed to dismiss the complaint filed in the Superior Court of New Jersey in March 1996 alleging negligence and breach of contract.

On February 27, 1996, the Salem co-owners filed a Complaint in United States District Court for the District of New Jersey against Westinghouse Electric Corporation, the designer and manufacturer of the Salem steam generators, under Federal and state statutes alleging fraud, negligent misrepresentation and breach of contract. The litigation is continuing in accordance with the schedule established by the court.

Other

The Energy Policy Act of 1992 permits the Federal government to assess investor-owned electric utilities that have ownership interests in nuclear generating facilities for the decontamination and decommissioning of Federally operated nuclear enrichment facilities. Based on its ownership in five nuclear generating units, ACE has a liability of $4.6 million and $5.3 million at December 31, 1997 and 1996, respectively, for its obligation to be paid over the next 12 years. ACE has an associated regulatory asset of $5.0 million and $5.7 million at December 31, 1997 and 1996, respectively. Amounts are currently being recovered in rates for this liability and the regulatory asset is concurrently being amortized to expense based on the annual assessment billed by the Federal government.

ACE is subject to a performance standard for its five jointly-owned nuclear units. This standard is used by the BPU in determining recovery of replacement energy costs when output from the nuclear units is reduced or not available. Underperformance results in penalties which are not permitted to be recovered from customers and are charged against income. According to a December PAGE
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1996 stipulation agreement, the performance of Salem Units 1 and 2 shall not be included in the calculation of a nuclear performance penalty for the period each unit was taken out of service up to each unit's respective return-to-service date. The parties to the stipulation agreed that for the years 1995 and 1996, there will be no penalty under the nuclear performance standard. Additionally, ACE will not incur a nuclear performance penalty for 1997.

Insurance Programs - ACE

Nuclear

ACE is a member of certain insurance programs that provide coverage for contamination and property damage to members' nuclear generating plants. Facilities at the Peach Bottom, Salem and Hope Creek stations are insured against property damage losses up to $2.75 billion per site under these programs.

In addition, ACE is a member of an insurance program which provides coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specific conditions. The insurer for nuclear extra expense insurance provides stated value coverage for replacement power costs incurred in the event of an outage at a nuclear unit resulting from physical damage to the nuclear unit. The stated value coverage is subject to a deductible period of the first 21 weeks of any outage. Limitations of coverage include, but are not limited to, outages 1) not resulting from physical damage to the unit, 2) resulting from any government mandated shutdown of the unit, 3) resulting from any gradual deterioration, corrosion, wear and tear, etc. of the unit, 4) resulting from any intentional acts committed by an insured and 5) resulting from certain war risk conditions. Under the property and replacement power insurance programs, ACE could be assessed retrospective premiums in the event the insurers' losses exceed their reserves. As of December 31, 1997, the maximum amount of retrospective premiums ACE could be assessed for losses during the current policy year was $4.4 million under these programs.

The Price-Anderson provisions of the Atomic Energy Act of 1954, as amended by the Price-Anderson Amendments Act of 1988, govern liability and indemnification for nuclear incidents. All nuclear facilities could be assessed, after exhaustion of private insurance, up to $79.275 million each reactor per incident, payable at $10 million per year. Based on its ownership share of nuclear facilities, ACE could be assessed up to an aggregate of $27.6 million per incident. This amount would be payable at an aggregate of $3.48 million per year, per incident.

Other

ACE's comprehensive general liability insurance provides pollution liability coverage, subject to certain terms and limitations for environmental costs incurred in the event of bodily injury or PAGE
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property damage resulting from the discharge or release of
pollutants into or upon the land, atmosphere or water.
Limitations of coverage include any pollution liability 1) resulting subsequent to the disposal of such pollutants, 2) resulting from the operation of a storage facility of such pollutants, 3) resulting in the formation of acid rain, 4) caused to property owned by an insured and 5) resulting from any intentional acts committed by an insured.


NOTE 12.  ACE's ELECTRIC UTILITY INDUSTRY RESTRUCTURING AND
STRANDED COSTS

In April 1997, the BPU issued its Final Report containing findings and recommendations on the electric utility industry restructuring in New Jersey to the Governor and the State Legislature for their consideration. The recommendation for phase-in of retail choice to electric consumers calls for choice to 10% of all customers beginning October 1, 1998 and to 100% by July 1, 2000. The Report required each electric utility in the state to file complete restructuring plans, stranded cost filings and unbundled rate filings by July 15, 1997. The Report would allow utilities the opportunity to recover stranded costs on a case-by-case basis, with no guarantee of 100 percent recovery of eligible stranded costs.

ACE filed its response to the BPU on July 15, 1997. ACE's restructuring plan met the BPU's recommendations for phase-in of retail electric access based on a first-come, first-served basis, proposing choice to 10% of all customers beginning October 1, 1998 and to 100% by July 1, 2000. Customers remaining with ACE will be charged a market-based electricity price beginning October 1, 1998. The restructuring plan included a two-phased approach to future rate reductions.

In an October 31, 1997 letter to the BPU, ACE added specificity to the framework set out in the restructuring plan with regard to steps ACE anticipates taking to meet the BPU's rate reduction and restructuring goals. First, specific, definable cost reductions of approximately 4% after 1998 were outlined. Further, ACE offered that an appropriate resolution of the merger proceedings will allow ACE to reduce its rates, due to the merger, approximately 1.25% upon consummation of the change in control.
In addition, ACE's current estimate showed that, through the use of securitized debt for the full amount of stranded costs associated with its own generation assets, a further rate decrease of up to 2% was possible based on appropriate legislation and orders of the BPU with respect to securitization. Finally, ACE estimates that the results of good-faith negotiations with the nonutility generators could provide a reduction of up to an additional 1.75%. In summary, ACE outlined a total rate reduction of 9% by the end of the transition. On January 28, 1998, the BPU issued its Order establishing the procedural schedule regarding the restructuring plan. Under that order, hearings on the PAGE restructuring plan are to be completed by mid-May 1998. It is anticipated that the BPU will issue its final order during the summer of 1998.

Under the stranded cost filing, ACE specified its total stranded cost estimated to be approximately $1.3 billion, of which $911 million is attributable to above-market nonutility generation
(NUG) contracts. The remaining amount, approximately $415 million, is related to wholly- and jointly-owned generation investments. The stranded cost filing supports full recovery of stranded costs, which ACE believes is necessary to move to a competitive environment. On February 5, 1998, the Company filed rebuttal testimony in the stranded cost filing. As part of the filing, the Company updated its stranded cost estimates for the effects of tax law changes in the State of New Jersey and to modify certain assumptions made in estimating the stranded costs. The total stranded costs in the rebuttal filing are approximately $1.2 billion with $812 million attributable to NUG contracts and $397 million related to wholly- and jointly-owned generation investments. Determination of the stranded cost filing will be heard by the Office of Administrative Law. The ALJ is expected to render a decision in May 1998. If ACE is required to recognize amounts as unrecoverable, ACE may be required to write down asset values, and such writedowns could be material.

ACE continues to meet the criteria set forth in SFAS 71 and has presented these financial statements in accordance therewith.
(See Note 1 - Regulation - ACE). The FASB, through the Emerging Issue Task Force (EITF), has recently set forth guidance intended to clarify the accounting treatment of specific issues associated with the restructuring of the electric utility industry through EITF Issue No. 97-4, "Deregulation of the Pricing of Electricity - Issues Related to the Application of FASB Statements No. 71, Accounting for the Effects of Certain Types of Regulation, and No. 101, Regulated Enterprises-Accounting for the Discontinuation of application of FASB Statement No. 71" (EITF No. 97-4)". The consensus reached in EITF No. 97-4 as to when an enterprise should stop applying SFAS 71 to a separable portion of its business whose pricing is being deregulated, is defined as "when deregulatory legislation or a rate order (whichever is necessary to effect change in the jurisdiction) is issued that contains sufficient detail for the enterprise to reasonably determine how the transition plan will effect the separable portion of its business" (e.g. generation).

Consensus was also reached "that the regulatory assets and regulatory liabilities that originated in the separable portion of an enterprise to which Statement 101 (SFAS 101, "Regulatory Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71") is being applied should be evaluated on the basis of where (that is, the portion of the business in which) the regulated cash flows to realize and settle them, respectively, will be derived." Additionally, the "source of the cash flow approach adopted in the consensus should be used for recoveries of all costs and settlements of all obligation (not just for regulatory assets and regulatory liabilities that are recorded at the date Statement 101 is applied) for which regulated cash flows are specifically provided in the deregulatory legislation or rate order".

At this time ACE cannot predict, with certainty when it will stop applying SFAS 71 for its generation business. ACE also cannot predict the impacts for its generation business nor can it predict the impacts on its financial condition as a result of applying SFAS 101. The outcome will be dependent upon when a plan is approved and the level of recovery of stranded costs allowed by the BPU. If assets require a write-down as a result of the application of SFAS 101, ACE may need to record an extraordinary noncash charge to operations that could have a material impact on the financial position and results of operations of ACE.

ACE has entered into BPU approved Off-Tariff Rate Agreements (OTRA's) with at-risk customers which provide for special rates for customers who may choose to leave ACE's energy system because they have alternative energy sources available. The aggregate amount of such reduced rate agreements has been a reduction to revenues of $10.5 million for 1997 and $3.5 million for 1996. PAGE

NOTE 13.  REGULATORY ASSETS AND LIABILITIES - ACE

Costs incurred by ACE that have been permitted, or are expected to be permitted, by the BPU to be deferred for recovery in rates in more than one year, or for which future recovery is probable, are recorded as regulatory assets. Regulatory assets are amortized to expense over the period of recovery.
Total regulatory assets at December 31 are as follows:
                                                          Remaining
                                                          Recovery
(000)                               1997        1996      Period*
Recoverable Future Federal
 Income Taxes                      $85,858     $85,858      (A)
Unrecovered Purchased Power Costs:
 Capacity Cost                      48,038      64,658     3
years
 Contract Renegotiation Costs       18,226      18,742    17
years
Unrecovered State Excise Taxes      45,154      54,714     5 years
Unamortized Debt Costs-Refundings   30,002      29,878  1-29 years
Deferred Energy Costs(See Note 1)   27,424      33,529      (B)
Other Regulatory Assets:
 Postretirement Benefits Other
   Than Pensions (See Notes 3&5)    37,476      32,609    15 years
 Asbestos Removal Costs              8,816       9,086    32 years
 Decommissioning/Decontaminating
  Federally-owned Nuclear Units
   (See Note 11)                     5,032       5,726    11 years
Other                               10,789      12,154

                                  $316,815    $346,954
*From December 31, 1997
(A)  Pending future recovery
(B)  Recovered over annual LEC period

Recoverable Future Federal Income Taxes is the amount of revenue expected to be collected from ratepayers for deferred tax costs to be paid in future years. Unrecovered Purchased Power Capacity Costs represent deferrals of prior capacity costs then in excess of levelized revenues associated with a certain long term capacity arrangement. Levelized revenues have since been greater than costs, permitting the deferred costs to be amortized to expense. Contract Renegotiation Costs were incurred through renegotiation of a long term capacity and energy contract with a certain independent power producer. Unrecovered State Excise Taxes represent additional amounts paid as a result of prior legislative changes in the computation of state excise taxes. Unamortized Debt Costs associated with debt reacquired by refundings are amortized over the life of the related new debt. FASB Statement of Financial Accounting Standard No. 106 - "Employers Accounting for Post-retirement Benefits Other Than Pensions" (SFAS 106) required companies to recognize an obligation composed of the present value of OPEB obligations for retirees and current employees incurred as of the date of adoption. In December 1992, ACE adopted SFAS 106, applied deferred accounting to these OPEB PAGE costs and began to record a regulatory asset consistent with SFAS 71. In December 1997, the BPU approved an increase in annual base rate revenues of $5.0 million for recovery of expenses associated with OPEB costs. This amount included recovery of the regulatory asset over a 15 year period beginning in January 1998. Asbestos Removal Costs were incurred to remove asbestos insulation from a wholly-owned generating station. Included in Other are certain amounts being recovered over a period of one to five years.

NOTE 14.  LEASES

ACE leases from others various types of property and equipment for use in its operations. Certain of these lease agreements are capital leases consisting of the following at December 31:

(000)                                1997       1996
Production plant                   $ 6,642    $ 6,642
Less accumulated amortization        5,707      5,005
Net                                    935      1,637
Nuclear fuel                        38,795     38,277
Leased property-net                $39,730    $39,914

ACE has a contractual obligation to obtain nuclear fuel for the Salem, Hope Creek and Peach Bottom stations. The asset and related obligation for the leased fuel are reduced as the fuel is burned and are increased as additional fuel purchases are made. No commitments for future payments beyond satisfaction of the outstanding obligation exist. Operating expenses for 1997, 1996 and 1995 include leased nuclear fuel costs of $9.8 million, $8.7 million and $11.2 million, respectively, and rentals and lease payments for all other capital and operating leases of $2.7 million, $2.6 million and $3.9 million, respectively. Future minimum rental payments for all noncancellable lease agreements are less than $2.5 million per year for each of the next 5 years.
PAGE

ATE is the lessor in five leveraged lease transactions consisting of three aircraft and two containerships with total respective costs of approximately $168 million and $76 million. Remaining lease terms for all leases approximate 13 to 14 years. The Company's equity participation in the leases range from 22% to 32%. Funding of the investment in the leveraged lease transactions is comprised of equity participation by ATE and financing provided by third parties as long term debt without recourse to ATE. The lease transactions provide collateral for such third parties, including a security interest in the leased equipment.

Net investment in leveraged leases at December 31 was as follows:

(000)                                     1997         1996
Rentals receivable (net of principal
 and interest on nonrecourse debt)      $50,841      $50,898
Estimated residual values                53,435       53,435
Unearned and deferred income            (23,828)     (24,646)
Investment in leveraged leases           80,448       79,687
Deferred taxes arising from leveraged
 leases                                 (76,362)     (76,671)
Net investment in leveraged leases      $ 4,086      $ 3,016

NOTE 15.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company does not use derivative financial instruments in its investment portfolio or for trading purposes. ACE and AEE are exposed to market changes in certain energy commodity prices (natural gas and electricity). To minimize the risk of market fluctuations associated with the purchase and sale of energy commodities both ACE and Enerval enter into various transactions involving derivative financial instruments for hedging purposes.

ACE enters into agreements to buy and sell electricity at a predetermined price for future periods. ACE utilizes purchased and written options to purchase or sell a predetermined amount of electricity at a predetermined price in an effort to limit ACE's risk related to those agreements. Gains or losses associated with derivative transactions are recognized in operations in the period the derivative instrument is terminated or extinguished or ceases to be qualified as a hedge. ACE has established risk management policies and procedures to minimize the level of risk associated with electric marketing transactions. At December 31, 1997, ACE's unhedged outstanding commitments to sell energy were immaterial.

AEE through Enerval enters into fixed-priced contracts which commit the company to sell, up to a predetermined volume, natural gas at a fixed price. To meet the physical gas supply delivery requirements under these gas sales contracts, Enerval enters into natural gas physical purchase contracts based on market price. In order to hedge its price risk relative to its fixed price sales commitments, Enerval utilizes natural gas futures contracts to reduce its exposure relative to the volatility of market prices. Enerval records the gain or loss PAGE resulting from changes in the market value of the futures contract as an increase or decrease to fuel costs when the corresponding sale is made.

As a service to Enerval, the other 50% owner enters into futures contracts on Enerval's behalf. As of December 31, 1997, this owner entered into natural gas futures contracts on behalf of Enerval for
9.3 million DTH at a price range of $1.90 to $3.20, through March 2000 in the notional amount of $21.2 million. The original contract terms range from one month to two years. Enerval's futures contracts hedge $21.7 million in anticipated natural gas sales. The counterparties to the futures contracts are the New York Mercantile Exchange and major over the counter market traders. The Company believes the risk of nonperformance by these counterparties is not significant. If the contracts had been terminated at December 31, 1997, $0.6 million would have been payable by Enerval for the natural gas price fluctuations.

A number of items within Current Assets and Current Liabilities on the Consolidated Balance Sheet are considered to be financial instruments because they are cash or are to be settled in cash. Due to their short-term nature, the carrying values of these items approximate their fair market values. Accounts Receivable - Utility Service and Unbilled Revenues are subject to concentration of credit risk because they pertain to utility service conducted within a fixed geographic region. Investments in Leveraged Leases are subject to concentration of credit risk because they are exclusive to a small number of parties within two industries. The Company has recourse to the affected assets under lease. These leased assets are of general use within their respective industries.

ACE's long term debt and preferred securities and ATE's long term debt securities are not widely held and generally trade infrequently. The estimated aggregate fair value of debt securities has been determined based on quoted market prices for the same or similar debt issues or on securities of companies with similar credit quality, coupon rates and maturities. The aggregate fair value of preferred securities has been determined using market information available from actual trades or of trades of similar instruments of companies with similar credit quality. At December 31 the amounts are as follows:

                    Long Term Debt and Preferred Securities
                             (in millions)
                                1997                  1996
                          Carrying     Fair      Carrying    Fair
                            Value      Value       Value     Value
ACE Long Term Debt         $833.7     $859.5      $802.4    $828.8
ACE Preferred Stock          64.0       60.1        74.0      77.1
Preferred Securities*        70.0       72.3        70.0      69.3
AEI Long Term Debt           53.5       53.5        37.6      37.6
ATS Long Term Debt          120.1      120.1        54.5      54.5
ATE Long Term Debt           20.0       20.3        33.5      34.0

*  ACE Obligated Mandatorily Redeemable Preferred Securities of
Subsidiary Trust Holding Solely Junior Subordinated Debentures of ACE

NOTE 16.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

Quarterly financial data, reflecting all adjustments necessary in the opinion of management for a fair presentation of such amounts, are as follows:

                                       Basic      Diluted   Dividends
         Operating Operating  Net     Earnings    Earnings    Paid
Quarter  Revenues   Income   Income   Per Share   Per Share  Per Share
1997       (000)     (000)    (000)
1st    $  245,529  $ 47,172  $18,631     .35      $ .35       $.385
2nd       244,338    44,659   16,845     .32        .32        .385
3rd       340,623    89,456   46,466     .89        .88        .385
4th       271 870     7,916   (7,537)   (.14)      (.14)       .385
Annual $1,102,360  $189,203  $74,405   $1.42      $1.42       $1.54

1996
1st      $246,911  $ 39,853  $15,535      .30     $ .30       $.385
2nd       228,321    32,476   10,250      .20       .20        .385
3rd       286,273    67,631   32,567      .62       .62        .385
4th       235,533    18,717      415      .01       .01        .385
Annual   $997,038  $158,677  $58,767    $1.12     $1.12       $1.54


Certain prior year amounts have been reclassified to conform to the current year reporting of these items. The most notable reclassification, with no effect on net income, pertains to the Company's nonutility activities previously reported in the Other Income line on the Consolidated Statement of Income. The revenues, operating expenses and income taxes from those operations are now reflected on the appropriate line items.

Third quarter results generally exceed those of other quarters due to increased sales and higher residential rates for ACE. Individual quarters may not add to the total due to rounding.

The fourth quarter 1997 Net Income reflects a charge of $16.5 million, after tax of $7.1 million recorded in December 1997 for the termination of various pension and compensation plans in anticipation of the merger. (See Note 4. - Merger). These expenses are included in operations expense and are classified as Termination of Employee Benefit Plans on the consolidated income statement.

The fourth quarter 1996 Net Income reflects an increase in ACE's electric sales offset in part by the increase in energy expense due to increased sales, recovery of previously deferred energy costs and an increase in operations and maintenance expense related to Salem. During the fourth quarter of 1996 nonutility operations recorded a $1.6 million net of tax loss contingency for the sale of the Binghamton Cogeneration Facility by AGI, $0.8 million net of tax write-down of the carrying value of ASP's commercial building and $1.1 million net of tax loss for AEE's investment in Enerval.
PAGE

REPORT OF MANAGEMENT-Atlantic City Electric Company

The management of Atlantic City Electric Company and its subsidiary (the Company) is responsible for the preparation of the consolidated financial statements presented in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management made informed judgments and estimates, as necessary, relating to events and transactions reported.

Management has established a system of internal accounting and financial controls and procedures designed to provide reasonable assurance as to the integrity and reliability of financial reporting. In any system of financial reporting controls, inherent limitations exist. Management continually examines the effectiveness and efficiency of this system, and actions are taken when opportunities for improvement are identified. Management believes that, as of December 31, 1997, the system of internal accounting and financial controls over financial reporting is effective. Management also recognizes its responsibility for fostering a strong ethical climate in which the Company's affairs are conducted according to the highest standards of corporate conduct. This responsibility is characterized and reflected in the Company's code of ethics and business conduct policy.

The consolidated financial statements have been audited by Deloitte & Touche LLP, Certified Public Accountants. Deloitte & Touche LLP provides objective, independent audits as to management's discharge of its responsibilities insofar as they relate to the fairness of the financial statements. Their audits are based on procedures believed by them to provide reasonable assurance that the financial statements are free of material misstatement.

The Company's internal auditing function conducts audits and appraisals of the Company's operations. It evaluates the system of internal accounting, financial and operational controls and compliance with established procedures. Both the external auditors and the internal auditors periodically make recommendations concerning the Company's internal control structure to management and the Audit Committee of the Board of Directors. Management responds to such recommendations as appropriate in the circumstances. None of the recommendations made for the year ended December 31, 1997 represented significant deficiencies in the design or operation of the Company's internal control structure.

/s/ M. J. Chesser
    M. J. Chesser
President and Chief Operating Officer

/s/ M. J. Barron
    M. J. Barron
Senior Vice President and Chief Financial Officer
February 2, 1998
PAGE

INDEPENDENT AUDITORS' REPORT

To Atlantic City Electric Company:

We have audited the accompanying consolidated balance sheets of Atlantic City Electric Company and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in common shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Atlantic City Electric Company and subsidiary at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
    Deloitte & Touche LLP


February 2, 1998 (March 1, 1998 as to Note 4)
Parsippany, New Jersey



PAGE

Atlantic City Electric Company and Subsidiary
CONSOLIDATED BALANCE SHEETS
(Dollars, in Thousands)
                                               December 31,
                                            1997          1996
ASSETS
ELECTRIC UTILITY PLANT
 In Service:
  Production                            $1,242,049     $1,212,380
  Transmission                             383,577        373,358
  Distribution                             763,915        731,272
  General                                  195,745        191,210
 Total In Service                        2,585,286      2,508,220
 Less Accumulated Depreciation             934,235        871,531
 Utility Plant in Service-Net            1,651,051      1,636,689
 Construction Work in Progress              95,120        117,188
 Land Held for Future Use                    5,604          5,604
 Leased Property-Net                        39,730         39,914
                                         1,791,505      1,799,395
 INVESTMENTS AND NONUTILITY PROPERTY
  Nuclear Decommissioning Trust Fund        81,650         71,120
  Other                                     10,853          9,750
                                            92,503         80,870
CURRENT ASSETS
 Cash and Temporary Investments              5,640          7,927
 Accounts Receivable:
  Utility Service                           64,511         64,432
  Miscellaneous                             23,507         21,650
  Allowance for Doubtful Accounts           (3,500)        (3,500)
 Unbilled Revenues                          36,915         33,315
 Fuel (at average cost)                     29,159         29,603
 Materials and Supplies (at average cost)   20,893         23,815
 Working Funds                              15,125         15,517
 Deferred Energy Costs                      27,424         33,529
 Prepaid Excise Tax                          3,804          7,125
 Other Prepayments                          16,273         10,089
                                           239,751        243,502
DEFERRED DEBITS
 Unrecovered Purchased Power Costs          66,264         83,400
 Recoverable Future Federal Income Taxes    85,858         85,858
 Unrecovered State Excise Taxes             45,154         54,714
 Unamortized Debt Costs                     43,418         43,579
 Deferred Other Post Retirement Employee
  Benefit Costs                             37,476         32,609
 Other Regulatory Assets                    24,637         26,966
 Other                                      10,189          9,848
                                           312,996        336,974
TOTAL ASSETS                            $2,436,755     $2,460,741


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Atlantic City Electric Company and Subsidiary
CONSOLIDATED BALANCE SHEETS
(Dollars, in Thousands)
                                               December 31,
                                            1997          1996
LIABILITIES AND CAPITALIZATION
CAPITALIZATION
 Common Shareholder's Equity:
 Common Stock                           $   54,963    $   54,963
 Premium on Capital Stock                  231,081       231,081
 Contributed Capital                       263,617       259,078
 Capital Stock Expense                      (1,537)       (1,645)
 Retained Earnings                         234,909       234,948
 Total Common Shareholder's Equity         783,033       778,425
 Preferred Securities:
  Not Subject to Mandatory Redemption       30,000        30,000
  Subject to Mandatory Redemption           33,950        43,950
  Company-Obligated Mandatorily
   Redeemable Preferred Securities of
    Subsidiary Trust Holding Solely
     Junior Subordinated Debentures of
      the Company                           70,000        70,000
 Long Term Debt                            833,744       802,245
                                         1,750,727     1,724,620
CURRENT LIABILITIES
 Preferred Stock Redemption Requirement       -           10,000
 Capital Lease Obligations-Current             653           702
 Long Term Debt-Current                       -              175
 Short Term Debt                            55,675        64,950
 Accounts Payable                           56,672        63,644
 Federal Income Taxes Payable-Affiliate       -            7,398
 Other Taxes Accrued                         5,922         7,494
 Interest Accrued                           19,562        19,619
 Dividends Declared                         21,215        21,701
 Deferred Income Taxes                       1,888         3,190
 Provision for Rate Refunds                   -           13,000
 Other                                      20,293        19,137
                                           181,880       231,010

DEFERRED CREDITS AND OTHER LIABILITIES
 Deferred Income Taxes                     362,213       357,580
 Deferred Investment Tax Credits            44,043        46,577
 Capital Lease Obligations                  39,077        39,212
 Accrued Other Post Retirement Employee
  Benefit Costs                             37,476        32,609
  Other                                     21,339        29,133
                                           504,148       505,111

Commitments and Contingencies (Note 11)
TOTAL LIABILITIES AND CAPITALIZATION    $2,436,755    $2,460,741

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Atlantic City Electric Company and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
(Dollars, in Thousands)

                                   For the Years Ended December 31,
                                       1997      1996      1995

OPERATING REVENUES
 Electric                          $1,068,534  $984,360  $953,779
 Other Services                        16,356     5,287     1,004
                                    1,084,890   989,647   954,783
OPERATING EXPENSES
 Energy                               293,457   225,185   191,766
 Purchased Capacity                   197,386   195,699   190,570
 Operations                           154,556   163,633   153,397
 Maintenance                           32,634    44,462    34,414
 Termination of Employee Benefit
  Plans                                22,246      -         -
 Depreciation and Amortization         83,276    80,845    78,461
 State Excise Taxes                   103,991   104,815   102,811
 Taxes Other Than Income                7,292     9,888     8,677
                                      894,838   824,527   760,096

OPERATING INCOME                      190,052   165,120   194,687

OTHER INCOME
 Allowance for Equity Funds Used
  During Construction                     815       879       817
 Other-Net                             14,595    11,275    12,725
                                       15,410    12,154    13,542

INTEREST CHARGES
 Interest Expense                      64,501    64,847    62,879
 Allowance for Borrowed Funds Used
  During Construction                  (1,003)     (976)   (1,679)
                                       63,498    63,871    61,200

LESS PREFERRED SECURITIES DIVIDEND
 OF TRUST                               5,775     1,428      -

INCOME BEFORE INCOME TAXES            136,189   111,975   147,029

FEDERAL INCOME TAXES                   50,442    36,958    48,277

NET INCOME                             85,747    75,017    98,752

LESS PREFERRED STOCK DIVIDEND
 REQUIREMENTS                           4,821     9,904    14,627

INCOME AVAILABLE FOR COMMON STOCK  $   80,926  $ 65,113  $ 84,125


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Atlantic City Electric Company and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars, in Thousands)               For the Years Ended December 31,
                                          1997      1996      1995
CASH FLOWS OF OPERATING ACTIVITIES
 Net Income                            $ 85,747  $ 75,017  $ 98,752
 Unrecovered Purchased Power Costs       17,136    16,417    15,721
 Deferred Energy Costs                    6,105    (2,095)  (20,435)
 Preferred Securities Dividends of Trust  5,775     1,428      -
 Depreciation and Amortization           83,276    80,845    78,461
 Deferred Income Taxes-Net                  796     1,448    15,694
 Unrecovered State Excise Taxes           9,560     9,560     9,560
 Changes-Net Working Capital Components:
  Accounts Receivable and Unbilled
   Revenues                              (5,536)    5,795   (22,565)
  Accounts Payable & Federal Income
   Taxes Payable - Affiliate            (14,370)    2,814    (4,801)
  Inventory                               3,365    (2,523)    4,960
  Other                                  (6,532)        6    (9,838)
 Rate Refunds                           (13,000)   13,000      -
 Employee Separation Costs                 (308)   (7,179)  (19,112)
 Other-Net                               (1,744)   18,139    11,266
 Net Cash Provided by Operating
 Activities                             170,270   212,672   157,663

CASH FLOWS OF INVESTING ACTIVITIES
 Construction Expenditures              (80,849)  (86,805) (100,904)
 Leased Nuclear Fuel Material            (9,105)   (6,833)  (10,446)
 Plant Removal Costs                        (47)   (2,109)   (4,525)
 Other-Net                               (3,508)  (15,707)      892
 Net Cash Used by Investing Activities (93,509) (111,454) (114,983) CASH FLOWS OF FINANCING ACTIVITIES
 Issuance of Preferred Securities          -       70,000      -
 Proceeds from Long Term Debt            87,600      -      104,404
 Retirement and Maturity of
  Long Term Debt                        (74,066)  (12,266)  (57,489)
 Increase in Short Term Debt              7,150    34,405    21,945
 Proceeds from Nuclear Fuel Capital
  Lease Obligations                       9,105     6,833    10,446
 Redemption of Preferred Stock          (20,000)  (98,876)  (24,500)
 Capital Stock Dividends Declared       (85,678)  (92,066)  (95,866)
 Preferred Securities of Trust           (5,775)   (1,428)     -
 Capital Contributions from Parent(net)   4,539      (567)     (223)
 Other-Net                               (1,923)   (3,313)     (869)
 Net Cash Used by Financing Activities (79,048) (97,278) (42,152) Net Increase in Cash and
  Temporary Investments                  (2,287)    3,940       528
   Cash and Temporary Investments:
    Beginning of Year                     7,927     3,987     3,459
    End of Year                        $  5,640  $  7,927  $  3,987
 Supplemental Schedule of Payments:
  Interest                            $  64,966  $ 65,269  $ 58,274
  Federal Income Taxes                $  48,400  $ 36,937  $ 31,999

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
PAGE

Atlantic City Electric Company and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN
COMMON SHAREHOLDER'S EQUITY
(Dollars, in Thousands)
                            Premium              Capital
                    Common On Capital  Contrib.  Stock    Retained
                    Stock    Stock     Capital   Expense  Earnings
Balance,
 December 31, 1994 $54,963 $231,081   $259,868  $(2,300)  $249,767
Net Income                                                  98,752
Capital Stock
 Expense                                            169       (169)
Capital Contrib.
 from Parent (net)                        (223)
Less Dividends
 Declared:
  Preferred                                                (14,627)
  Common                                                   (81,239)
Balance,
 December 31, 1995  54,963  231,081    259,645   (2,131)   252,484
Net Income                                                  75,017
Capital Stock Expense                               486       (486)
Capital Contrib.
 from Parent (net)                        (567)
 Less Dividends
 Declared:
  Preferred                                                 (9,904)
  Common                                                   (82,163)
Balance,
 December 31, 1996  54,963  231,081    259,078   (1,645)   234,948
Net Income                                                  85,747
Capital Stock Expense                               108       (108)
Capital Contrib.
 from Parent (net)                       4,539
Less Dividends
 Declared:
  Preferred                                                 (4,821)
  Common                                                   (80,857)
Balance,
 December 31, 1997 $54,963 $231,081   $263,617  $(1,537)  $234,909



As of December 31, 1997, the Company had 25 million authorized shares of Common Stock at $3 par value. Shares outstanding at December 31, 1997, 1996 and 1995 were 18,320,937.



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


PAGE

ATLANTIC CITY ELECTRIC COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements

Except as modified below, Notes 1 through 16, excluding Note 7 and Note 10, to the Consolidated Financial Statements of
Atlantic Energy Inc. (AEI) are incorporated herein by reference insofar as they relate to Atlantic City Electric Company (ACE) and its subsidiary:

Note 1. Principles of Consolidation
The consolidated financial statements include the accounts of ACE and Deepwater Operating Company (Deepwater) its wholly-owned subsidiary. On January 1, 1998, Deepwater was merged into ACE with no financial effect on financial position or results of operations of ACE. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification
Certain prior year amounts have been reclassified to conform to the current year reporting of these items. The most notable reclassification, with no effect on net income, pertains to the Company's nonutility activities previously reported in the Other Income line on the Consolidated Statement of Income. The revenues, operating expenses and income taxes from those operations are now reflected on the appropriate line items.

Related Party Transactions - ACE has a contract for a total of 116 megawatts of capacity and related energy from a cogeneration facility that is 50% owned by a wholly-owned subsidiary of Atlantic Energy Enterprises, Inc.(AEE). Capacity costs totaled $28.6 million in 1997, $27.8 million in 1996 and $23.8 million in 1995. ACE sells electricity to subsidiaries of AEE. The electric sales totaled $6.5 million for 1997, $2.2 million for 1996 and $0.6 million for 1995. ACE also rents office space from a wholly-owned subsidiary of AEE which amounts are not significant. The amounts receivable from and payable to affiliates were not significant at December 31, 1997 and 1996. PAGE
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Note 2. Income Taxes
The components of Federal income tax expense for the years ended December 31 are as follows:

(000)                                1997         1996      1995
Current                           $49,646      $35,510    $32,457
Deferred                              796        1,448     15,820
Total Federal Income Tax Expense  $50,442      $36,958    $48,277

A reconciliation of the expected Federal income taxes compared to the reported Federal income tax expense computed by applying the statutory rate for the years ended December 31 follows:

                                     1997        1996       1995
Statutory Federal Income Tax Rate      35%         35%        35%
 (000)
Income Tax Computed at the
Statutory Rate                    $47,666     $39,191    $51,417
Plant Basis Differences             4,952       3,096      1,307
Amortization of Investment Tax
 Credits                           (2,534)     (2,534)    (2,534)
Other-Net                             358      (2,795)    (1,913)
Total Federal Income Tax Expense  $50,442     $36,958    $48,277
Effective Federal Income Tax Rate      37%         33%        33%

The increase in the effective Federal income tax expense rate is due primarily to permanently non-deductible merger and merger related expenses. State income tax expense is not significant.

Items comprising deferred tax balances as of December 31 are as follows:
(000)                           1997          1996
Deferred Tax Liabilities:
Plant Basis Differences       $332,288      $326,673
Unrecovered Purchased
 Power Costs                    16,813        22,630
State Excise Taxes              16,326        20,141
Other                           34,190        29,344
 Total Deferred Tax
  Liabilities                  399,617       398,788
Deferred Tax Assets:
Deferred Investment
 Tax Credits                    23,775        25,143
Other                           11,741        12,875
Total Deferred Tax Assets       35,516        38,018
Total Deferred Taxes-Net      $364,101      $360,770
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On July 14, 1997 the Governor signed a bill into law eliminating the Gross Receipts and Franchise Tax (GR & FT) paid by the electric, natural gas and telecommunication public utilities. In its place, utilities will be subject to the state's corporate business tax. In addition, the state's existing sales and use tax will be expanded to include retail sales of electric power and natural gas, and a transitional energy facility assessment tax (TEFA) will be applied for a limited time on electric and natural gas utilities and will be phased-out over a five year period. The law took effect January 1, 1998 and on January 1 of each of the years thereafter, the TEFA will be reduced by 20%.
By the year 2003, the TEFA will be fully phased-out and the savings will be passed through to ACE's Customers. As a result of this law, ACE will record deferred state taxes beginning in 1998 for state tax basis versus book basis differences.

Note 16.  Quarterly Financial Results (Unaudited).
Quarterly financial data of ACE, reflecting all adjustments necessary in the opinion of management for a fair presentation of such amounts, are as follows:


             Operating   Operating    Net     Earnings for
Quarter      Revenues     Income     Income   Common Stock
1997            (000)     (000)      (000)       (000)
1st         $  243,443  $ 47,350    $20,371    $18,961
2nd            242,567    45,028     18,676     17,266
3rd            338,070    89,123     47,541     46,541
4th            260,810     8,551       (841)    (1,842)

Annual      $1,084,890  $190,052    $85,747    $80,926

1996
1st           $245,656  $ 40,716    $19,316    $16,307
2nd            226,858    33,658     13,464     10,455
3rd            284,506    68,766     35,611     33,154
4th            232,627    21,980      6,627      5,197
Annual        $989,647  $165,120    $75,017    $65,113

Individual quarters may not add to the total due to rounding.

Certain prior year amounts have been reclassified to conform to the current year reporting of these items. The most notable reclassification, with no effect on net income, pertains to the Company's nonutility activities previously reported in the Other Income line on the Consolidated Statement of Income. The revenues, operating expenses and income taxes from those operations are now reflected on the appropriate line items.

Third quarter results generally exceed those of other quarters due to increased sales and higher residential rates for ACE.

The fourth quarter 1997 Net Income reflects a charge of $15.6 million, after tax of $6.6 million recorded in December 1997 for the termination of various pension and compensation plans in anticipation of the merger. (See AEI Note 4. - Merger). These expenses are included in operations expense and are classified as Termination of Employee Benefit Plans on the consolidated income statement.

The fourth quarter 1996 Net Income reflects an increase in ACE's electric sales offset in part by the increase in energy expense due to the increased sales, recovery of previously deferred energy costs and an increase in operations and maintenance expense related to Salem.
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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


See Exhibit Index Attached.

                     ***********************************



                                  SIGNATURE


            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         Atlantic Energy, Inc.
                         Atlantic City Electric Company
                                   (Registrant)

                                By:     /s/J. E. Franklin II
                                        J. E. Franklin II
                         Vice President, Secretary and
                         General Counsel of Atlantic Energy, Inc.
                         Senior Vice President, Secretary and
                         General Counsel of Atlantic City
                         Electric Company


Date: March 3, 1998
PAGE
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                                EXHIBIT INDEX



23   Independent Auditors' Consent

27   Financial Data Schedules for Atlantic Energy, Inc. and
     Atlantic City Electric Company for periods ended December 31,
     1997.



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